UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to § 240.14a-12

Royal Caribbean Cruises Ltd.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒  No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ROYAL CARIBBEAN CRUISES LTD.
1050 Caribbean Way
Miami, Florida 33132

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 24, 2011

To our Shareholders:

Notice is hereby given that the Annual Meeting of Shareholders of Royal Caribbean Cruises Ltd. will be held at 9:00 A.M., Eastern Daylight Time, on Tuesday, May 24, 2011 at the JW Marriott Hotel, 1109 Brickell Avenue, Miami, Florida, 33131, for the following purposes:

1.	To elect four directors to our Board of Directors for a term of three years each;

2.	To hold an advisory vote on executive compensation;

3.	To hold an advisory vote on the frequency with which to hold future advisory votes on executive compensation;

4.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

5.	To consider and act upon the shareholder proposal described in the attached Proxy Statement, if properly presented at the Annual Meeting; and

6.	To transact such other business as may properly come before the meeting and any adjournment thereof.

The Board of Directors has fixed the close of business on Friday, March 25, 2011 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof.

This year we will again take advantage of the rules of the U.S. Securities and Exchange Commission that allow us to furnish our proxy materials over the Internet. As a result, we are sending a Notice of Internet Availability of Proxy Materials to our shareholders rather than a full paper set of the proxy materials, unless they previously requested to receive printed copies. The Notice of Internet Availability of Proxy Materials contains instructions on how to access our proxy materials on the Internet, as well as instructions on how shareholders may obtain a paper copy of the proxy materials. This process will substantially reduce the costs associated with printing and distributing our proxy materials.

To make it easier for you to vote, Internet and telephone voting are available. The instructions on the Notice of Internet Availability of Proxy Materials or your proxy card describe how to use these convenient services.

All shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend in person, you are urged to vote as soon as possible by Internet, telephone or mail so that your shares may be voted in accordance with your wishes. The giving of a proxy does not affect your right to revoke it later or vote your shares in person in the event you should attend the annual meeting.

Bradley H. Stein
General Counsel and Secretary

April 13, 2011

ROYAL CARIBBEAN CRUISES LTD.
1050 Caribbean Way
Miami, Florida 33132

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 24, 2011

This proxy statement is being furnished to you in connection with the solicitation of proxies by our Board of Directors (the “Board”) to be used at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the JW Marriott Hotel, 1109 Brickell Avenue, Miami, Florida, 33131, on Tuesday, May 24, 2011 at 9:00 a.m., Eastern Daylight Time, and any adjournments or postponements thereof. References in this proxy statement to “we,” “us,” “our,” the “Company” and “Royal Caribbean” refer to Royal Caribbean Cruises Ltd. The complete mailing address, including zip code, of our principal executive offices is 1050 Caribbean Way, Miami, Florida 33132 and our telephone number is (305) 539-6000.

IMPORTANT INFORMATION REGARDING THE AVAILABILITY OF PROXY MATERIALS

Under the rules adopted by the SEC, we are furnishing proxy materials to our shareholders primarily over the Internet. We believe that this process should expedite shareholders’ receipt of these materials, lower the costs of our Annual Meeting and help to conserve natural resources. On or about April 13, 2011, we mailed to each of our shareholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review the proxy materials, including this proxy statement and our Annual Report, on the Internet and how to access a proxy card to vote on the Internet or by telephone. The Notice of Internet Availability of Proxy Materials also contains instructions on how to receive a paper copy of the proxy materials. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. If you received paper copies of our proxy materials, you may also view these materials at www.proxyvote.com and www.rclinvestor.com.

GENERAL INFORMATION

Who May Vote

Each share of our common stock outstanding as of the close of business on March 25, 2011 (the record date) is entitled to one vote at the Annual Meeting. At the close of business on March 25, 2011, 216,973,964 shares of our common stock were outstanding and entitled to vote. You may vote all of the shares owned by you as of the close of business on the record date. These shares include shares that are (1) held of record directly in your name and (2) held for you as the beneficial owner through a broker, bank, or other nominee. There are some distinctions between shares held of record and shares owned beneficially as described herein.

Shares held of record

If your shares are registered directly in your name with our transfer agent American Stock Transfer & Trust Company, LLC, you are considered the shareholder of record with respect to those shares and the Notice of Internet Availability was sent directly to you by Royal Caribbean. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting. If you requested to receive printed proxy materials, we have enclosed or sent a proxy card for you to use. You may also vote on the Internet or by telephone, as described in the Notice and under the heading “How to Vote” below.

Shares owned beneficially

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and the Notice of Internet Availability was forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner or nominee, you have the right to direct your broker or other nominee on how to vote the shares in your account and you are also invited to attend the Annual Meeting.

How to Vote

Voting in Person

Shares held in your name as the shareholder of record may be voted in person at the Annual Meeting. Shares for which you are the beneficial owner but not the shareholder of record may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, bank or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to attend the meeting.

Voting Without Attending the Annual Meeting

Whether you hold shares directly as a shareholder of record or beneficially in street name, you may vote your shares without attending the Annual Meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker, bank or nominee. You may also vote by telephone, using the Internet or by mail as outlined in the Notice of Internet Availability of Proxy Materials or on your proxy card. Please see the Notice of Internet Availability of Proxy Materials, your proxy card or the information your bank, broker, or other holder of record provided to you for more information on these options. Votes cast by Internet or telephone have the same effect as votes cast by submitting a written proxy card.

How Proxies Work

All properly executed proxies will be voted in accordance with the instructions contained thereon, and if no choice is specified, the proxies will be voted:

•	FOR the election of the four nominees for director named below (Proposal No. 1);

•	FOR the approval of the compensation of our named executive officers (Proposal No. 2);

•	for an advisory vote on executive compensation to be held once every THREE YEARS (Proposal No. 3);

•	FOR the ratification of the selection of PricewaterhouseCoopers LLP (Proposal No. 4); and

•	AGAINST the shareholder proposal (Proposal No. 5).

Under New York Stock Exchange (“NYSE”) rules, if your shares are held in the name of a broker, bank or other nominee and you do not instruct the nominee in a timely fashion how to vote your shares (so-called “broker non-votes”), the broker or nominee can vote your shares as it sees fit only on matters that are determined to be routine and not on any other proposal. Proposal No. 4 regarding the ratification of the auditors is a routine proposal and, accordingly, your nominee may vote on such proposal even if it does not receive voting instructions from you, but it cannot vote on Proposals No. 1, 2, 3 or 5 without your instructions.

Matters to be Presented

We are not aware of any matters to be presented for a vote at the Annual Meeting other than those described in this proxy statement. If any matters not described in this proxy statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is postponed or adjourned, the proxies will vote your shares on the new meeting date in accordance with your previous instructions, unless you have revoked your proxy.

Vote Necessary to Approve Proposals

We will hold the Annual Meeting if holders of a majority of the shares of common stock entitled to vote are represented at the Annual Meeting in person or by proxy. If you vote via the Internet or telephone or sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on any of the proposals listed on the proxy card. If the persons present or represented by proxy at the Annual Meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

The affirmative vote of a majority of the votes cast by the holders of outstanding shares of common stock represented in person or by proxy at the Annual Meeting and entitled to vote with respect to the subject proposal is required to approve the election of directors (Proposal No. 1), the compensation of our named executive officers (Proposal No. 2), the approval of a frequency selection with regard to how often shareholders should be offered an advisory vote (Proposal No. 3), the ratification of auditors (Proposal No. 4) and the shareholder proposal (Proposal No. 5). The votes on Proposals No. 2, No. 3 and No. 4 are advisory and therefore not binding on the Company. However, we intend to adopt the frequency selection (i.e. “one year”, “two years”, or “three years”) which receives the most votes cast with respect to Proposal No. 3.

Although abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present, they will not have any effect on the outcome of any proposal.

Prior to the Annual Meeting, we will select one or more inspectors of election for the meeting. Such inspectors shall determine the number of shares of common stock represented at the Annual Meeting, the existence of a quorum and the validity and effect of proxies and shall receive, count and tabulate ballots and votes and determine the results thereof.

Revoking a Proxy

Any proxy may be revoked by a shareholder at any time prior to the final vote at the Annual Meeting by voting again on a later date via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and submitting a later-dated proxy or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your prior proxy be revoked by delivering to our corporate secretary at 1050 Caribbean Way, Miami, Florida 33132 a written notice of revocation prior to the Annual Meeting.

CORPORATE GOVERNANCE

Corporate Governance Principles

We have adopted corporate governance principles which, along with our Board committee charters, provide the framework for the governance of the Company. The corporate governance principles address such matters as director qualifications, director independence, director compensation, board committees and committee evaluations. We believe that the corporate governance principles comply with the corporate governance rules adopted by the NYSE. A copy of these principles is posted in the corporate governance section on our website at www.rclinvestor.com.

Board of Directors and Committees

The Board has established four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Environmental, Safety, Security and Health Committee. The functions of each of these committees are described below. Each committee has adopted a charter and a copy of each committee charter is posted in the corporate governance section on our website at www.rclinvestor.com. In addition to these committees, the Board may, from time to time, authorize additional Board committees to assist the Board execute on its responsibilities.

Board of Directors

We are governed by the Board and various committees of the Board that meet throughout the year. The Board consists of eleven members. During 2010, there were four meetings of the Board and a total of 23 Board committee meetings. Each of the Board members attended at least 75% of an aggregate of all meetings of the Board and of any committees on which he or she served. The corporate governance principles provide that, in addition to regularly scheduled Board meetings, non-management directors will hold two regularly scheduled meetings a year and the independent directors will hold two regularly scheduled meetings a year. The Chairman of the Nominating and Corporate Governance Committee of the Board presides at such meetings.

We do not have a formal policy regarding Board member attendance at the annual shareholders meeting. Two of our Board members attended our 2010 annual shareholders meeting.

Audit Committee

The members of the Audit Committee are William L. Kimsey (Chair), Morten Arntzen, Gert W. Munthe and Bernt Reitan. The Board has determined that each member of the Audit Committee is independent as defined under NYSE rules.

The Audit Committee is responsible for the oversight of:

•	the integrity of our financial statements;

•	the qualifications and independence of our principal independent auditor;

•	the performance of our internal audit function and principal independent auditor; and

•	our compliance with the legal and regulatory requirements in connection with the foregoing.

In furtherance of its purpose, the Audit Committee regularly reviews and discusses with management and the principal independent auditor the annual audited and quarterly financial statements of the Company. The Audit Committee is also responsible for preparing the Audit Committee report required by the rules of the U.S. Securities and Exchange Commission (“SEC”), which is included in this proxy statement under the heading “Report of the Audit Committee.”

The Board has concluded that Messrs. Kimsey and Arntzen each qualify as an “audit committee financial expert” as defined under SEC rules.

The Audit Committee met nine times in 2010.

Compensation Committee

The members of the Compensation Committee are Bernt Reitan (Chair), Bernard W. Aronson, Laura D.B. Laviada and Gert W. Munthe. The Board has determined that each member of the Compensation Committee is independent as defined under NYSE rules.

The Compensation Committee has overall responsibility for approving and evaluating the executive compensation plans, policies and programs of the Company. Among other responsibilities, the Compensation Committee annually reviews and approves corporate goals and objectives relevant to the compensation of our Chairman and Chief Executive Officer, evaluates his performance in light of those goals and sets compensation levels based on this evaluation. The Compensation Committee also annually reviews and sets the compensation levels of the other senior executives of the Company. The Compensation Committee periodically reviews and makes recommendations to the Board with respect to the compensation of all directors of the Company.

The Compensation Committee may delegate its authority subject to such conditions as the Compensation Committee deems appropriate and in the best interests of the Company.

The Compensation Committee has engaged Towers Watson, an executive compensation consulting firm, to assist with constructing our market comparison group, analyzing the levels of each form of compensation for our senior executives and providing recommendations on their compensation. Towers Watson has direct access to the Compensation Committee’s members and advises them regarding matters for which the Compensation Committee is responsible. Towers Watson also regularly confers with our senior management and human resources department to collect, analyze and present data requested by the Compensation Committee. In 2010, the fees for any additional services provided by Towers Watson to the Company did not exceed $120,000.

For the senior executives other than the Chairman and Chief Executive Officer, the Compensation Committee consults with and receives the recommendation of the Chairman and Chief Executive Officer, but the Compensation Committee is ultimately responsible for determining whether to accept such recommendations.

The Compensation Committee is responsible for preparing the Compensation Committee Report included in this proxy statement, reviewing and discussing the Compensation Discussion and Analysis with management and recommending to the Board of Directors the inclusion of the Compensation Discussion and Analysis in the proxy statement as required by the rules of the SEC.

The Compensation Committee met four times in 2010.

Compensation Committee Interlocks and Insider Participation

During 2010, none of the members of the Compensation Committee (a) was an officer or employee of the Company or any of its subsidiaries, (b) was a former officer of the Company or any of its subsidiaries or (c) engaged in any related person transactions with the Company requiring disclosure under SEC rules. During 2010, no executive officer of the Company served as a member of the board of directors or on the compensation committee of any other company, one of whose executive officers or directors serve or served as a member of the Board or Compensation Committee of the Company.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Thomas J. Pritzker (Chair), Eyal M. Ofer and Arne Alexander Wilhelmsen. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent as defined under NYSE rules.

The Nominating and Corporate Governance Committee assists the Board by identifying and recommending to the Board qualified individuals for nomination as members of the Board, recommending to the Board corporate governance principles, reviewing and making recommendations to the Board concerning Board committee structure, operations and board reporting, and overseeing the evaluation of Board and management performance.

We have engaged in the past and may engage in the future third parties to identify or assist in identifying potential director nominees.

The Nominating and Corporate Governance Committee does not have a formal policy on the consideration of director candidates recommended by shareholders because the Nominating and Corporate Governance Committee to date has not felt it necessary to adopt such a policy. Nonetheless, we have adopted procedures by which shareholders may communicate to the Board recommendations for director candidates. These procedures are set forth below under “Proposals of Shareholders for Next Year.”

In identifying and evaluating candidates, the Nominating and Corporate Governance Committee considers the personal and professional ethics, integrity and values of the candidate and his or her ability to represent the long-term interests of the shareholders. The Nominating and Corporate Governance Committee also considers the candidate’s experience in business and other areas that may be relevant to the activities of the Company, the applicable independence requirements, the current composition of the Board and the appropriate balance between the value of continuity of service by existing members of the Board with that of obtaining a new perspective. Although the Board does not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Board recognizes the value of diversity and endeavors to have a Board comprised of individuals with varying backgrounds and experience in business and in other areas that may be relevant to our activities. The Board believes the current Board, which includes members with experience in, among other things, maritime, environmental matters, travel and leisure, finance, accounting, real estate and international affairs, embodies this objective. In identifying and assessing candidates, the Nominating and Corporate Governance Committee also takes into account the voting agreement of the two principal shareholders with respect to director nominees pursuant to the terms of the Shareholders Agreement between them. However, the Nominating and Corporate Governance Committee is committed to ensuring that all candidates satisfy the foregoing qualifications. For a description of the Shareholders Agreement, see the discussion under the heading “Shareholders Agreement” below.

The Nominating and Corporate Governance Committee met six times in 2010.

Environmental, Safety, Security and Health Committee

The members of the Environmental, Safety, Security and Health Committee are William K. Reilly (Chair), Morten Arntzen and Eyal M. Ofer.

The Environmental, Safety, Security and Health Committee assists the Board in its oversight of our management concerning the implementation and monitoring of our environmental, safety, security and health programs and policies. As part of its responsibilities, the Environmental, Safety, Security and Health Committee monitors our overall environmental compliance on board our cruise ships and reviews safety, security and health programs and policies on board our cruise ships.

The Environmental, Safety, Security and Health Committee met four times in 2010.

Board Leadership Structure

The Board believes that its current leadership structure is appropriate given our specific characteristics and current circumstances and is in the best interest of the Company and our shareholders. The leadership structure of the Board consists of Mr. Fain who serves as Chairman and Chief Executive Officer, Mr. Kimsey who serves as Chairman of the Audit Committee, Mr. Reitan who serves as Chairman of the Compensation Committee, Mr. Pritzker who serves as Chairman of the Nominating and Corporate Governance Committee and Mr. Reilly who serves as Chairman of the Environmental, Safety, Security and Health Committee. The Board believes that in the context of our current operating and business environments the combined role of Chairman and Chief Executive Officer is appropriate because it (i) results in unified leadership, accountability and continuity; (ii) promotes strategic development and execution and (iii) facilitates communication between management and the Board. Further, the significant leadership roles undertaken by the various independent and/or non-management directors who chair all of the Board committees strike an appropriate balance between effective Board leadership and independent oversight of management. However, the Board recognizes that circumstances may change over time and as they do, changes to the leadership structure may be warranted.

The Board has not named a “lead independent director” for the reasons described above. The circumstances of every company are different, and the Board believes that no single structure can serve all companies and all boards at all times. The Board believes that the current structure best suits the current set of external and internal dynamics but that these dynamics can change over time. In addition, it believes that the relevant responsibilities generally performed by a lead independent director are effectively being performed by the Chairman of the Nominating and Corporate Governance Committee and that the current structure provides better overall involvement of the Board. Under these circumstances, the Board believes that appointment of a lead independent director would create inefficiencies and redundancies without any corresponding meaningful benefit.

Risk Oversight and Board Role

We have a formal enterprise risk management program. Pursuant to this program, management annually performs a company-wide enterprise risk assessment under the supervision of the Audit & Advisory Services department, which assessment is updated on a semi-annual basis. The assessment identifies those risks inherent in our business plans and strategies with the greatest potential to impact the achievement of our business objectives. This assessment is used to provide us with a risk-based approach to managing our business. Management reviews and discusses the risk assessment report and semi-annual updates with the Audit Committee and reviews the annual report with the Board. In addition, committees of the Board consider and review with management at regularly scheduled committee meetings ongoing financial, strategic, operational, legal and compliance risks inherent in the business activities applicable to each committee’s area of responsibility. The committee chairs inform the Board of the outcome of these reviews through reports to the Board at the regularly scheduled Board meetings.

Director Independence

Under the corporate governance rules of the NYSE and our corporate governance principles, a majority of our directors are required to be independent as defined under the NYSE rules. Our corporate governance principles contain guidelines established by the Board to assist it in determining director independence in accordance with these NYSE rules. The Board believes that directors who do not meet the NYSE’s independence standards also make valuable contributions to the Board and to the Company by reason of their experience and wisdom, and the Board expects that some minority of its Board will not meet the NYSE’s independence standards.

To be considered independent under the NYSE rules, the Board must determine that a director does not have any direct or indirect material relationship with the Company or any of its subsidiaries (collectively, the “Royal Caribbean Group”). The Board has established the following guidelines to assist it in determining director independence in accordance with those rules:

•	A director will not be independent if, (i) the director is, or has been within the preceding three years, an employee of the Royal Caribbean Group, or an immediate family member is, or has been within the preceding three years, an executive officer of the Royal Caribbean Group, other than in each instance as interim Chairman, interim Chief Executive Officer (“CEO”) or other interim executive officer; (ii) the director or an immediate family member has received during any twelve-month period within the preceding three years more than $120,000 in direct compensation from the Royal Caribbean Group other than (A) director and committee fees, (B) pension and other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), (C) compensation for former services as an interim Chairman, interim CEO or other interim executive officer or (D) compensation to an immediate family member for service as a non-executive employee of the Royal Caribbean Group; (iii) the director is a current partner or employee of Royal Caribbean’s internal or external auditor (in either case, the “Auditor”) or has an immediate family member who is either (A) a current partner of the Auditor or (B) a current employee who personally works on Royal Caribbean’s audit; (iv) the director or an immediate family member was within the last three years a partner or employee of the Auditor and personally worked on Royal Caribbean’s audit within that time; (v) the director or an immediate family member is, or has been within the preceding three years, employed as an executive officer of another company where any of Royal Caribbean’s current executive officers at the same time serves or served on the compensation committee of that other company; or (vi) the director is an employee of another company that does business with the Royal Caribbean Group, or the director has an immediate family member that is an executive officer of another company that does business with the Royal Caribbean Group and, in either case, the annual payments to, or payments from, the Royal Caribbean Group within any of the three most recently completed fiscal years exceed $1,000,000 or two percent of the annual consolidated gross revenues of the other company (whichever is greater).

•	The following commercial relationships will not be considered to be material relationships that would impair a director’s independence: (i) if a director is an employee of another company that does business with the Royal Caribbean Group and the annual payments to, or payments from, the Royal Caribbean Group are less than $1,000,000 or two percent of the annual consolidated gross revenues of the company he or she serves as an employee (whichever is greater); (ii) if a director is an employee of another company which is indebted to the Royal Caribbean Group, or to which the Royal Caribbean Group is indebted, and the total amount of indebtedness to the other is less than $1,000,000 or two percent of the total consolidated assets of the company he or she serves as an employee (whichever is greater); and (iii) if an immediate family member of a director is an executive officer of another company that does business with the Royal Caribbean Group, and the annual payments to, or payments from, the Royal Caribbean Group, are less than $1,000,000 or two percent of the annual consolidated gross revenues of the company the immediate family member serves as an executive officer (whichever is greater).

Each director must regularly disclose to the Board whether his or her relationships satisfy these independence tests. Based on these disclosures and other information available to it, the Board has determined that each of the directors is independent with the exception of Messrs. Fain and Reilly. Mr. Fain is not considered independent as a result of his position as Chairman and Chief Executive Officer of the Company. Mr. Reilly is not considered independent due to his consulting arrangement with the Company, which is described under the heading “Consulting Arrangement with William K. Reilly.” In determining that Messrs. Aronson and Wilhelmsen are independent, the Board considered that each individual is a non-management director of a company with which we do business. In determining that Mr. Pritzker is independent, the Board considered that (i) he is Chairman of a company that in 2010 provided hotel accommodations to our guests in the ordinary course of business of approximately $590,000 and (ii) business interests of the Pritzker family own shore excursions operators that in 2010 were paid an aggregate of approximately $210,000 by the Company in the ordinary course of business.

Family Relationships

There are no family relationships among our officers and directors.

Code of Ethics

The Board has adopted a Code of Business Conduct and Ethics that applies to all our employees, including our executive officers, and our directors. A copy of the Code of Business Conduct and Ethics is posted in the corporate governance section on our website at www.rclinvestor.com and is available in print, without charge, to shareholders upon written request to Corporate Secretary, Royal Caribbean Cruises Ltd., 1050 Caribbean Way, Miami, Florida 33132. Any amendments to the code or any waivers from any provisions of the code granted to executive officers or directors will be promptly disclosed to investors by posting on our website at www.rclinvestor.com.

Contacting Members of the Board of Directors

Interested parties who wish to communicate with non-management members of the Board can address their communications to the attention of our Corporate Secretary at our principal address or via email to corporatesecretary@rccl.com. The Corporate Secretary maintains a record of all such communications and promptly forwards to the Chairman of the Nominating and Corporate Governance Committee, who presides at meetings of the independent directors, those communications that the Corporate Secretary believes require immediate attention. The Corporate Secretary periodically provides a summary of all such communications to the Chairman of the Nominating and Corporate Governance Committee and he, in turn, notifies the Board or the chairs of the relevant committees of the Board of those matters that he believes are appropriate for further action or discussion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders

This table sets forth information as of March 10, 2011 about persons we know to beneficially own(1) more than five percent of our common stock.

	Common
Name of Beneficial Owner	Stock (#)		Percentage of Ownership(2)

A. Wilhelmsen AS	41,966,472	(3)	19.34%
Osiris Holdings Inc.	37,903,200	(4)	17.47%
Cruise Associates	33,281,900	(5)	15.34%
AllianceBernstein L.P.	11,822,584	(6)	5.45%

(1)	A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from March 10, 2011 upon exercise of options, warrants and convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not those held by any other person) and that are exercisable within 60 days from March 10, 2011 have been exercised.

(2)	Applicable percentage ownership is based on 216,953,125 shares of Common Stock outstanding as of March 10, 2011.

(3)	A. Wilhelmsen AS is a Norwegian corporation, the indirect beneficial owners of which are members of the Wilhelmsen family of Norway. The address of A. Wilhelmsen AS is Beddingen 8, Aker Brygge, Vika N-0118 Oslo, Norway.

(4)	Osiris Holdings Inc. (“Osiris”) is a general partner of Cruise Associates. The shares reported in the table include 33,281,900 shares owned by Cruise Associates, 3,000,000 shares owned by Osiris and 1,621,300 shares owned by a subsidiary of Osiris. Osiris disclaims beneficial ownership of the shares beneficially owned by Cruise Associates. The address of Osiris Holdings Inc. is c/o Villa Saint Jean, 3 Ruelle Saint Jean, MC 98000 Monaco.

(5)	Cruise Associates is a Bahamian general partnership, the indirect beneficial owners of which are various trusts primarily for the benefit of certain members of the Pritzker family and a trust primarily for the benefit of certain members of the Ofer family. The address of Cruise Associates is c/o CIBC Trust Company (Bahamas) Ltd., Post Office Box N-3933, Nassau, Bahamas.

(6)	The information reported herein with respect to AllianceBernstein L.P. is based solely on information contained in a Schedule 13G filed by AllianceBernstein L.P. on February 9, 2011. The address of AllianceBernstein L.P. is 1345 Avenue of the Americas, New York, N.Y. 10105. The reported ownership is comprised of shares of common stock acquired solely by AllianceBernstein L.P. for investment purposes on behalf of client discretionary investment advisory accounts.

Security Ownership of Directors and Executive Officers

This table sets forth information as of March 10, 2011 about the amount of common stock beneficially owned(1) by (i) our directors; (ii) the named executive officers listed in the “Compensation Discussion and Analysis” below and (iii) our directors and executive officers as a group.

The number of shares beneficially owned by each named person or entity is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. No shares of common stock held by our directors or named executive officers have been pledged.

	Common		Percentage of
Name of Beneficial Owner	Stock (#)(2)		Ownership(3)

Morten Arntzen	13,271		*
Bernard W. Aronson	25,295		*
Richard D. Fain	1,559,520	(4)	*
Adam M. Goldstein	278,812		*
Daniel J. Hanrahan	150,324	(5)	*
William L. Kimsey	29,637		*
Harri U. Kulovaara	110,594		*
Laura D.B. Laviada	29,637		*
Gert W. Munthe	21,937		*
Eyal M. Ofer	134,637	(6)	*
Thomas J. Pritzker	307,524	(6)	*
William K. Reilly	30,342		*
Bernt Reitan	33,214		*
Brian J. Rice	60,928	(7)	*
Arne Alexander Wilhelmsen	41,996,109	(8)	19.36%
All directors and executive officers as a group (18 persons)	44,890,217		20.69%

*	Denotes ownership of less than 1% of the outstanding shares of common stock

(1)	A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from March 10, 2011 upon exercise of options, warrants and convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not those held by any other person) and that are exercisable within 60 days from March 10, 2011 have been exercised.

(2)	The holdings reported in this column for each person include additional shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days from March 10, 2011 as follows: Mr. Arntzen, 5,593; Mr. Aronson, 13,399; Mr. Fain, 299,672; Mr. Goldstein, 68,839; Mr. Hanrahan, 63,851; Mr. Kimsey, 15,544; Mr. Kulovaara, 79,582; Ms. Laviada, 15,544; Mr. Munthe, 15,544; Mr. Ofer, 65,544; Mr. Pritzker, 50,544; Mr. Reilly, 13,399; Mr. Reitan, 14,215; Mr. Rice, 29,436; Mr. Wilhelmsen, 15,544; and all directors and executive officers as a group, 839,722. The reported holdings do not include options that are not exercisable within 60 days of March 10, 2011 or restricted stock units that are not scheduled to vest within 60 days of March 10, 2011.

(3)	Applicable percentage ownership is based on 216,953,125 shares of Common Stock outstanding as of March 10, 2011.

(4)	Includes 247 shares held by Mr. Fain’s daughter and 421,412 shares owned by Monument Capital Corporation as nominee for various trusts primarily for the benefit of certain members of the Fain family. Mr. Fain disclaims beneficial ownership of some or all of these shares.

(5)	Includes 2,500 shares held by Mr. Hanrahan’s son and 2,500 shares held by Mr. Hanrahan’s daughter.

(6)	Does not include 33,281,900 shares held by Cruise Associates.

(7)	Includes 2,000 shares held by Mr. Rice’s son.

(8)	Includes 41,966,472 shares held by A. Wilhelmsen AS. Mr. Wilhelmsen disclaims beneficial ownership of these shares.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes our equity plan information as of December 31, 2010.

Number of
	Number of		Securities
	Securities to Be	Weighted-	Remaining Available
	Issued Upon	Average Exercise	for Future Issuance
	Exercise of	Price of	Under Equity
	Outstanding	Outstanding	Compensation Plans
	Options, Warrants	Options,	(Excluding
	and Rights	Warrants and	Securities Reflected
Plan Category	(a)	Rights	in Column (a))

Equity compensation plans approved by security holders	7,792,743 (1)	$28.14 (2)	6,552,729 (3)
Equity compensation plans not approved by security holders(4)	—	—	—
Total	7,792,743	$28.14	6,552,729

(1)	Includes outstanding stock options and unvested restricted stock units under the following plans: the 1995 Incentive Stock Option Plan, the 2000 Stock Award Plan and the 2008 Equity Incentive Plan.

(2)	Represents the weighted average exercise price of stock options outstanding without regard to equity awards that have no exercise price.

(3)	Includes shares available for issuance under the 2008 Equity Incentive Plan.

(4)	Does not include shares issuable to Mr. Fain on a quarterly basis under his employment agreement. See the discussion under the heading “Employment Agreements” for additional information.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s directors, certain officers and persons who beneficially own more than ten percent of our common stock to file reports on Forms 3, 4 and 5 with the SEC. Based solely upon a review of such reports filed since the Company last made such a disclosure in its proxy statement distributed in connection with the 2010 Annual Meeting, all reporting persons filed on a timely basis the reports required by Section 16(a) of the Exchange Act, except for two late Form 4 filings by Mr. Michael Bayley and one late Form 4 filing by Mr. Lawrence Pimentel, with each filing reporting one transaction involving the withholding of stock to satisfy taxes payable upon vesting of restricted stock units.

PROPOSAL 1 — ELECTION OF DIRECTORS

General

Our bylaws provides for our Board to be comprised of 11 members to be divided into three classes, with each class having a three-year term. Information as to the directors currently comprising each class of directors and the current term expiration date of each class of directors is set forth in the following table:

Class	Directors Comprising Class	Current Term Expiration Date

Class I	Morten Arntzen Bernard W. Aronson Richard D. Fain	2012 Annual Meeting
Class II	William L. Kimsey Gert W. Munthe Thomas J. Pritzker Bernt Reitan	2013 Annual Meeting
Class III	Laura D.B. Laviada Eyal M. Ofer William K. Reilly Arne Alexander Wilhelmsen	2011 Annual Meeting

A director appointed by the Board to fill a vacancy (including a vacancy created by an increase in the size of our Board) will serve for the remainder of the term of the class of directors in which the vacancy occurred and until his or her successor is elected and qualified, or until his or her earlier death, resignation, or removal. As discussed in greater detail under the heading “Director Independence” our Board has determined that nine of the 11 current members of our board are independent directors within the meaning of the listing standards of the NYSE and our corporate governance principles.

At the 2011 Annual Meeting, four directors will be elected to our Board as Class III directors. The Nominating and Corporate Governance Committee recommended, and our Board nominated, each of Laura D.B. Laviada, Eyal M. Ofer, William K. Reilly and Arne Alexander Wilhelmsen as nominees for election as Class III members of our Board at the 2011 Annual Meeting. If elected, each of the nominees would serve until our 2014 annual meeting and until his or her successor is elected and qualified, or until his or her earlier death, resignation, or removal.

If any of the nominees is unexpectedly unavailable for election, shares represented by validly delivered proxies will be voted for the election of a substitute nominee designated by our Board or our Board may determine to reduce the size of our board. Each person nominated for election has agreed to serve if elected.

Set forth below is biographical information for the nominees as well as the key attributes, experience and skills that the Board believes each nominee brings to the Board.

Directors Standing for Election

Laura D.B. Laviada, 60, has served as a Director since July 1997. Since 2008, Ms. Laviada has served as Chairman of Grupo Aeroportuario del Pacifico, which operates 12 airports in Mexico, including Guadalajara, Los Cabos, Puerto Vallarta and Tijuana. She also serves on the board of Telmex International and Grupo Financiero Inbursa. Ms. Laviada is President of the Board of Trustees of the Museum of San Ildefonso. Prior to 2000, Ms. Laviada was the Chairman and Chief Executive Officer of Editorial Televisa, the largest Spanish language magazine publisher with 40 titles distributed throughout 19 countries. Ms. Laviada’s service on various boards of Mexican companies allows her to provide the Board with extensive experience in Latin America.

Eyal M. Ofer, 60, has served as a Director since May 1995. Mr. Ofer has served as the Chairman and Chief Executive Officer of Deerbrook Limited, an international real estate management company, since May 1991. Mr. Ofer provides the Board with an international perspective gained from his almost two decades of leading an international real estate management firm. As a member of the Board for nearly 15 years, Mr. Ofer also brings considerable experience and insight in matters affecting the Company and the cruise industry.

William K. Reilly, 71, has served as a Director since January 1998. Mr. Reilly is the Founding Partner of Aqua International Partners L.P., a private equity fund established in 1997 and dedicated to investing in companies engaged in water and renewable energy, and he is a Senior Advisor to TPG Capital, LP, an international investment partnership. From 1989 to 1993, Mr. Reilly served as the Administrator of the U.S. Environmental Protection Agency. He has also previously served as the first Payne Visiting Professor at Stanford University, President of the World Wildlife Fund and President of The Conservation Foundation. He is Chairman Emeritus of the World Wildlife Fund and Chairman of the ClimateWorks Foundation and the Nicholas Institute for Environmental Policy Solutions at Duke University. He serves as a director of E.I. DuPont de Nemours and Company, ConocoPhillips, Eden Springs Ltd., the National Geographic Society and the Packard Foundation. In May 2010, President Obama named Mr. Reilly to serve as co-chair of the National Commission on the BP Deepwater Horizon Oil Spill and Offshore Drilling, which released its report on January 11, 2011. Mr. Reilly’s leadership roles within various environmental protection organizations, including the U.S. Environmental Protection Agency, the World Wildlife Fund and the National Geographic Society, and his involvement with the National Commission on the BP Deepwater Horizon Oil Spill and Offshore Drilling allow him to bring substantial environmental knowledge and expertise to the Board. His service on various other boards also allows him to provide the Board with a variety of perspectives.

Arne Alexander Wilhelmsen, 45, has served as a Director since May 2003. Mr. Wilhelmsen is chairman of the board of directors of AWILHELMSEN MANAGEMENT AS, the management company for the companies affiliated with A WILHELMSEN AS. He has held a variety of positions within the AWILHELMSEN group of companies since 1995. From 1996 through 1997, Mr. Wilhelmsen was engaged as a marketing analyst for the Company and from 2001 through 2009 has served as a member of the board of directors of Royal Caribbean Cruise Line AS, a wholly owned subsidiary of the Company that was responsible for the sales and marketing activities of the Company in Europe. Mr. Wilhelmsen currently serves as the Chairman of the Board of The Containership Company AS, a Norway-based container shipping company launched in 2009. From 2005 through 2008, he served as a member of the board of directors of Awilco Offshore ASA (currently known as COSL Drilling Europe AS). Mr. Wilhelmsen’s varied business interests and shipping and maritime industry experience enable him to provide valuable business insight and knowledge to the Board. As the representative of the Company’s largest shareholder and one of the Company’s original founders, Mr. Wilhelmsen also provides a valuable historical perspective to the Board.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED ABOVE.

Directors Continuing in Office

The following is biographical information on the remainder of our current directors as well as the key attributes, experience and skills that the Board believes such current directors bring to the Board.

Class I Directors

The following Class I directors are serving for a term ending in 2012:

Morten Arntzen, 56, has served as a Director since September 2008. Mr. Arntzen is currently the President and Chief Executive Officer and a director of Overseas Shipholding Group, Inc., a diversified global energy transportation company listed on the New York Stock Exchange. Until December 2009, he was Chairman of OSG America, LP, a master limited partnership that was listed on the New York Stock Exchange and affiliated with Overseas Shipholding Group, Inc. From 1997 to 2003, Mr. Arntzen served as the Chief Executive Officer of American Marine Advisors, Inc., a merchant banking firm specializing in the maritime industry. Prior to joining American Marine Advisors, Inc., Mr. Arntzen spent more than 17 years in the banking industry holding various corporate positions. From March 2003 through July 2009, Mr. Arntzen was a director of Chiquita Brands International. Mr. Arntzen’s management experience with a diversified global energy transportation company and within the banking industry provides the Board with important knowledge and insights of maritime and finance matters.

Bernard W. Aronson, 64, has served as a Director since July 1993. Mr. Aronson is currently Managing Partner of ACON Investments, LLC. Prior to that, he served as international advisor to Goldman, Sachs & Co. From June 1989 to July 1993, Mr. Aronson served as Assistant Secretary of State for Inter-American Affairs. Prior to that, Mr. Aronson served in various positions in the private and government sectors. Mr. Aronson is a member of the Council on Foreign Relations. Mr. Aronson serves as a director of Liz Claiborne, Inc., Hyatt Hotels Corporation, Chroma Oil and Gas, LP and Northern Tier Energy. Mr. Aronson serves on the Board of Directors of The Center for Global Development, The National Democratic Institute for International Affairs and the Maryland/DC Chapter of The Nature Conservancy. As a member of the Council of Foreign Relations, a former Assistant Secretary of State and former international advisor to one of the largest investment banking firms, Mr. Aronson is appropriately suited to provide the Board with a global business perspective. His service on various other boards provides the Board with a depth of business experiences.

Richard D. Fain, 63, has served as a Director since 1979 and as Chairman and Chief Executive Officer of the Company since 1988. Mr. Fain has been involved in the shipping industry for over 30 years. As the longest serving member of the Board, Mr. Fain provides the Board with substantial expertise in the cruise industry. In addition, his service as Chairman and Chief Executive Officer of the Company for over 20 years, brings valuable leadership, strategic and managerial knowledge and experience to the Board.

Class II Directors

The following Class II directors are serving for a term ending in 2013:

William L. Kimsey, 68, has served as a Director since April 2003. Mr. Kimsey was employed for 32 years through September 2002 with the independent public accounting firm Ernst & Young L.L.P. From 1998 through 2002, Mr. Kimsey served as the Chief Executive Officer of Ernst & Young Global and Global Executive Board member of Ernst & Young and from 1993 through 1998 as the Firm Deputy Chairman and Chief Operating Officer. Mr. Kimsey also serves on the board and the audit committees of Western Digital Corporation and Accenture Ltd. From 2004 until 2008, he served on the board of NAVTEQ Corporation and was the chairman of its audit committee. Mr. Kimsey is a certified public accountant and a member of the American Institute of Certified Public Accountants. As a practicing certified public accountant for many years and former Chief Executive Officer of one of the largest public accounting firms in the world, Mr. Kimsey brings substantial knowledge and expertise of accounting and finance matters to the Board.

Gert W. Munthe, 54, has served as a Director since May 2002. Since September 2002, Mr. Munthe has served as managing partner of Herkules Capital, a private equity company that focuses on mid-cap companies in the technology area. From 1994 through January 2000, Mr. Munthe was a director of Alpharma, Inc., a life science company active in animal health and generic pharmaceuticals, and served as its Chief Operating Officer from 1998 until 1999 and as its Chief Executive Officer in 1999. From 1993 through 1998, Mr. Munthe was the President and Chief Executive Officer of NetCom, a leading wireless telecommunication operator in Norway that was listed on the Oslo and London Stock Exchanges. Mr. Munthe has served on the board of Pronova BioPharma ASA since 2004. He served in the Royal Norwegian Navy and was previously with McKinsey & Co. As a result of his knowledge and experience serving as a senior executive officer and director of a variety of businesses and as a managing partner of a private equity company, Mr. Munthe provides the Board with extensive business and financial expertise.

Thomas J. Pritzker, 60, has served as a Director since February 1999. Mr. Pritzker is Executive Chairman of Hyatt Hotels Corporation and Chairman of Marmon Holdings, Inc. He is Chairman and Chief Executive Officer of The Pritzker Organization LLC, which provides certain services primarily to and/or in connection with business interests of trusts for the benefit of various members of the Pritzker family. Mr. Pritzker is a member of the Board of Trustees of the University of Chicago and Chairman of the Art Institute of Chicago. Mr. Pritzker’s extensive business interests and responsibilities provide the Board with considerable experience and insight, particularly in the travel and leisure industry.

Bernt Reitan, 63, has served as a Director of the Company since September 2004. Until his retirement in August 2010, Mr. Reitan was an Executive Vice President of Alcoa Inc. and the Group President for the Global Primary Products division, with responsibility for the strategic management of Alcoa Inc.’s alumina refineries and primary aluminum smelters worldwide and associated businesses, such as metal purchasing, trading and transportation. Mr. Reitan joined Alcoa Inc. in 2000 as general manager of Alcoa World Alumina & Chemicals and was named President of Alcoa World Alumina & Chemicals in January 2001. In July of that year, he was elected a Vice President of Alcoa Inc. In January 2003, he was appointed President, Alcoa Primary Metals. In November 2004, he was named an Executive Vice President of the company. Before joining Alcoa Inc., he was employed for 20 years in a number of positions with Elkem ASA in Norway. Mr. Reitan serves on the board of Yara ASA and REC ASA in Norway. He is co-chair of the board of Trustees in ASF (American Scandinavian Foundation), a non-profit organization in New York. Mr. Reitan holds a master’s degree in civil engineering from the Technical University, Trondheim, Norway. As a former senior executive officer of Alcoa Inc., Mr. Reitan brings valuable leadership, strategic and managerial knowledge and experience as well as a multinational business perspective to the Board.

Shareholders Agreement

A. Wilhelmsen AS and Cruise Associates are parties to a Shareholders Agreement dated as of February 1, 1993, as amended to date (the “Shareholders Agreement”), and, pursuant thereto, have agreed upon certain matters relative to the organization and operation of the Company and certain matters concerning their respective ownership of our voting stock. Pursuant to the Shareholders Agreement, A. Wilhelmsen AS and Cruise Associates have agreed to vote their shares of common stock in favor of the following individuals as directors of the Company: (i) up to four persons designated by A. Wilhelmsen AS (at least one of whom must be independent of A. Wilhelmsen AS); (ii) up to four persons designated by Cruise Associates (at least one of whom must be independent of Cruise Associates); and (iii) Richard D. Fain or such other individual who is then employed as the Company’s chief executive officer.

Of the persons up for election at the 2011 Annual Meeting, A. Wilhelmsen AS has designated Arne Alexander Wilhelmsen and Cruise Associates has designated Laura D.B. Laviada and Eyal Ofer. Of the remaining directors, A. Wilhelmsen AS designated Morten Arntzen, Gert W. Munthe and Bernt Reitan, and Cruise Associates nominated Bernard W. Aronson and Thomas J. Pritzker.

Director Compensation for 2010

Directors who are Company employees do not receive any fees for their services as directors. For services in the fiscal year 2010, each non-employee director received an annual cash retainer of $50,000 and $1,200 for each Board meeting attended.

We pay additional annual cash retainers for chairing of and service on various Board committees as follows:

•	Chairman of the Audit Committee, annual retainer of $30,000;

•	Chairman of the Compensation Committee, annual retainer of $15,000;

•	Chairman of Nominating and Corporate Governance Committee and Environmental, Safety, Security and Health Committee, annual retainer of $6,000;

•	Non-chairman service on Audit Committee, annual retainer of $15,000; and

•	Non-chairman service on Compensation Committee, Nominating and Corporate Governance Committee and Environmental, Safety, Security and Health Committee, annual retainer of $5,000.

In addition to the retainers, we pay Board committee members $1,200 for each committee meeting attended. Directors are reimbursed for their travel expenses, and occasionally for those of an accompanying guest, for meetings attended.

In 2010, each non-employee director received an annual grant of equity with an aggregate value on the date of grant equal to $90,000. Two-thirds of this annual grant was awarded in the form of restricted stock units and one-third was awarded in the form of stock options to purchase shares of our common stock. Our stock ownership guidelines require directors to accumulate ownership of at least $150,000 of our common stock, including the value of restricted stock and restricted stock units, within three years of becoming a director. If the value of their stock holdings falls below this amount, directors cannot sell shares of our common stock until the value once again exceeds the required amount.

In order to increase their knowledge and understanding of our business, we encourage Board members and their families to experience our cruises. As a result, we have adopted a Board Member Cruise Policy. Under this policy, a Board member is entitled to one stateroom accommodation per year on a complimentary basis. A Board member is also entitled to provide each of the Board member’s spouse, children and parents with one complimentary stateroom per year (provided that any of the foregoing has not previously accompanied the Board member or any other immediate family member in a complimentary stateroom during that same year). Additional guests traveling with a Board member will receive a 15% discount off of the lowest available fare for up to 20 staterooms.

Consulting Arrangement with William K. Reilly.

We have a consulting arrangement with Mr. Reilly under which we pay him $300,000 a year in consultancy fees in exchange for his providing services with respect to, and overseeing, our environmental programs. As part of his responsibilities, Mr. Reilly serves on the Grants Committee of the Royal Caribbean Ocean Fund, a fund established to support marine conservation organizations in preserving the world’s oceans.

The table below summarizes the compensation of our non-employee directors in 2010.

	2010 Director Compensation
	Fees
	Earned or
	Paid in	Stock	Option	All Other
Name	Cash	Awards(1)(2)	Awards(1)(3)	Compensation(4)	Total

Morten Arntzen	$90,400	$60,007	$30,003	—	$180,410
Bernard W. Aronson	$64,600	$60,007	$30,003	—	$154,610
William L. Kimsey	$95,600	$60,007	$30,003	—	$185,610
Laura D.B. Laviada	$62,200	$60,007	$30,003	—	$152,210
Gert W. Munthe	$86,800	$60,007	$30,003	—	$176,810
Eyal M. Ofer	$73,200	$60,007	$30,003	—	$163,210
Thomas J. Pritzker	$68,000	$60,007	$30,003	—	$158,010
William K. Reilly	$65,600	$60,007	$30,003	$300,000 (5)	$455,610
Bernt Reitan	$100,400	$60,007	$30,003	$13,880	$204,290
Arne Alexander Wilhelmsen	$67,000	$60,007	$30,003	$26,600	$183,610

(1)	The columns titled “Stock Awards” and “Option Awards” report the fair value of restricted stock unit awards and stock option awards, respectively, at their grant date in 2010 calculated in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. For the assumptions used in valuing these awards for purposes of computing this expense please see Note 9 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2010.

(2)	As of December 31, 2010, each of the non-employee directors held 9,693 unvested restricted stock units, other than Mr. Arntzen who held 8,929 unvested restricted stock units.

(3)	As of December 31, 2010, the non-employee directors held options to purchase the following aggregate number of shares of common stock: Mr. Arntzen, 12,476; Mr. Aronson, 20,379; Mr. Kimsey, 22,524; Ms. Laviada, 22,524; Mr. Munthe, 22,524; Mr. Ofer, 72,524; Mr. Pritzker, 57,524; Mr. Reilly, 20,379; Mr. Reitan, 21,195; and Mr. Wilhelmsen, 22,524.

(4)	Except as otherwise disclosed, these amounts include discounts on Company cruises and travel expenses for spouses accompanying outside directors on business. The aggregate value of perquisites made available to outside directors other than Mr. Reitan and Mr. Wilhelmsen is less than $10,000 per person.

(5)	Includes amounts paid pursuant to the consulting arrangement described above.

Director Compensation for 2011

In 2010, the Compensation Committee requested that Towers Watson perform a detailed analysis of our Board of Directors compensation practices. Based on this analysis, which indicated that our director compensation is below competitive market levels, and in consideration of the various commitments, risks and obligations attendant to a director’s responsibility, for 2011, we have increased the annual retainer payable for Board service to $60,000. We also increased the aggregate value of the annual equity award to $120,000, the entirety of which will be payable in restricted stock units which vest immediately upon grant and settle one year following the date of grant.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transaction Policy and Procedure

We have a written Related Person Transaction Policy that requires review of all relationships and transactions in which the Company and any director or executive officer or their immediate family members have a direct or indirect material interest. Under this policy, each director, director nominee and executive officer is required to promptly notify the Corporate Secretary of any such transaction. The Corporate Secretary then presents such transactions to the Audit Committee and the Audit Committee is responsible for determining whether to approve or ratify the transactions. The following types of transactions are deemed not to create or involve a material interest on the part of the related person and do not require approval or ratification under the policy, unless the Audit Committee determines that the facts and circumstances of the transaction warrant its review:

•	transactions involving the purchase or sale of products or services in the ordinary course of business, not exceeding $120,000;

•	transactions in which the related person’s interest derives solely from his or her service as a director of another corporation or organization that is a party to the transaction;

•	transactions in which the related person’s interest derives solely from his or her ownership of less than 10% of the equity interest in another person (other than a general partnership interest) which is a party to the transaction;

•	transactions in which the related person’s interest derives solely from his or her ownership of a class of equity shares of the Company and all holders of that class of equity securities received the same benefit on a pro rata basis;

•	compensation arrangements of any executive officer, other than an individual who is an immediate family member of a related person; and

•	non-executive director compensation arrangements.

In reviewing transactions submitted to them, the Audit Committee reviews and considers all relevant facts and circumstances to determine whether the transaction is in, or not inconsistent with, the best interests of the Company and its shareholders, including, without limitation:

•	the commercial reasonableness of the terms;

•	the benefit and perceived benefit, or lack thereof, to the Company;

•	opportunity costs of alternative transactions;

•	the character of the related person’s interest; and

•	the actual or apparent conflict of interest of the related person.

If after the review described above, the Audit Committee determines not to approve or ratify the transaction, it will be cancelled or unwound as the Audit Committee considers appropriate and practicable.

Related Person Transactions

The Audit Committee reviewed and approved or ratified all of the following transactions in accordance with our Related Person Transaction Policy.

During the fiscal year ended December 31, 2010, we paid Hyatt Hotels Corporation approximately $590,000 for hotel stays of our guests. In addition, certain of our employees may stay at Hyatt Hotels while traveling on business and we may make use of Hyatt Hotels’ facilities for business purposes although Hyatt Hotels Corporation has no specific arrangement or understanding with us in that connection. Mr. Thomas J. Pritzker, one of our directors, is Executive Chairman of the Hyatt Hotels Corporation.

During the fiscal year ended December 31, 2010, we paid Red Sail Sports Aruba and Red Sail Sports Cayman an aggregate of approximately $210,000 as shore excursions operators in the Caribbean. Both entities are owned by business interests of the Pritzker family.

During the fiscal year ended December 31, 2010, we paid Mr. William K. Reilly, one of our directors, $300,000 under his consulting arrangement with us, which is described under the heading “Consulting Arrangement with William K. Reilly.”

In January 2011, a company affiliated with Mr. Eyal Ofer, one of our directors, entered into a standard ship charter agreement to charter the Azamara Quest for a three day period in June 2011. The charter fee of $1.1 million is what we would have expected to receive from a third party.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our compensation programs, practices and objectives for our named executive officers, including key actions and decisions with respect to their compensation in 2010. Our programs are designed to reflect the complex and unique nature of our business and industry and align with our organizational strategy and goals.

Executive Summary

We are the second largest cruise company in the world with, as of December 31, 2010, 40 ships operating under five different cruise brands, sailing to approximately 420 destinations and employing approximately 60,000 shipboard and shoreside employees worldwide.

Our compensation policies and objectives during 2010 were influenced by a variety of factors. One key factor was the significant uncertainty regarding whether, when and to what extent the severe economic downturn that impacted our 2009 financial results would improve during 2010. As a result of this economic uncertainty, the Compensation Committee determined to take a moderate approach and to make no adjustments to base salaries or target cash compensation for our named executive officers for 2010. However, in recognition that annual long-term incentive awards continued to be below those of our Market Comparison Group (described herein) and to provide motivation to our named executive officers while strengthening the link between executive’s interests and the interests of our shareholders, we did increase the long-term incentive award values for certain of our named executive officers.

Despite challenging global economic conditions, our financial results for 2010 were better than anticipated and significantly better than 2009. Our diluted earnings per share of $2.51 well exceeded both 2009 diluted earnings per share of $0.75 and our 2010 target of $2.10. We also outperformed 2009 and our 2010 estimates with regards to our key revenue and cost metrics, such as net revenue yields and net cruise costs, despite experiencing travel disruptions, extreme weather conditions and currency related issues during the year. During 2010, we also experienced a significant improvement in our liquidity due to an increase in our operating cash flows coupled with the steps we have taken so far to further reduce refinancing risk, including obtaining an additional unsecured revolving credit facility in 2010. From an operational standpoint, we continued to expand our footprint by taking delivery of two new ships, opening new sales and marketing offices in key international markets and adding a variety of new cruise itineraries covering all seven continents.

Executives were rewarded for their contributions to this positive performance through payment of performance based annual bonuses above target levels.

We discuss our compensation plans, policies and objectives for our named executive officers in detail below.

Named Executive Officers

Our Named Executive Officers for the fiscal year ended December 31, 2010 (“Named Executive Officers” or “NEOs”), are set forth below.

Name	Title

Richard D. Fain	Chairman and Chief Executive Officer
Brian J. Rice	Executive Vice President and Chief Financial Officer
Adam M. Goldstein	President and Chief Executive Officer, Royal Caribbean International
Daniel J. Hanrahan	President and Chief Executive Officer, Celebrity Cruises
Harri U. Kulovaara	Executive Vice President, Maritime

Principal Compensation Objectives

Our executive compensation programs are designed to: attract and retain executives who contribute to the Company’s long-term success; reward executives for their contribution to achieving the Company’s short- and long-

term goals; and align executive compensation and shareholder interests through performance- and equity-based plans.

We provide compensation to our executives consisting of three principal elements: base salary, performance based annual incentive and long-term incentive awards (collectively, “Total Direct Compensation”). The objectives of each element of compensation are described below.

Base Salary	•	Deliver a level of fixed compensation that is commensurate with expertise, experience, tenure, performance, potential and scope of responsibility.
Performance Based Annual Incentive	•	Focus executives on annual results enabling them to better manage the cyclical nature of our business.
	•	Reward executives for performance relative to our short-term goals and initiatives.
Long-Term Incentive Awards	•	Align executive’s risk and investment decisions with shareholder interests, rewarding the achievement of long-term goals.
	•	Promote stability and corporate loyalty among our executives.

While the principal elements of our compensation programs are quantitative in nature, our programs also take into account qualitative factors to avoid an overly formulaic approach in determining compensation. The key quantitative and qualitative considerations that we used in assessing performance, and the process by which we linked compensation to them, are described in this Compensation Discussion & Analysis.

Based on our pay for performance orientation and the desire to create long-term earnings opportunities, we place a significant portion of target Total Direct Compensation at risk in the form of variable pay, as illustrated below. We believe this mix of Total Direct Compensation elements provides an appropriate balance between fixed and variable compensation, cash and equity and short- and long-term pay elements, holding executives accountable for annual and longer-term performance and mitigating excessive risk-taking. We also believe the compensation mix is consistent with general market trends and with the mix provided by companies in our 2010 Market Comparison Group (the “Market Comparison Group”) described below.

	2010 Total Direct Compensation Mix at Target
	(% of Total Direct Compensation)
			(B)
		(A)	Long-
		Annual	Term	Total Variable
Title	Base Salary	Incentive	Incentive	Pay (A+B)

Chairman and Chief Executive Officer	16%	31%	53%	84%
Other Named Executive Officers(1)	27%	30%	43%	73%

(1)	These percentages represent a weighted average of each element of compensation for the other four Named Executive Officers. In the case of Mr. Kulovaara, the ship delivery bonuses are not factored into these percentages.

Compensation Governance

Our executive compensation program is overseen by the Compensation Committee of our Board of Directors. Compensation Committee members are appointed by our Board and meet the independence and other requirements of the NYSE and other applicable laws and regulations. Compensation Committee members are selected based on a variety of factors, including their knowledge and experience in compensation matters.

As provided for in the Compensation Committee Charter, the Compensation Committee has retained Towers Watson (“the Consultant”) as its independent compensation consultant. Specifically, the Compensation Committee has asked the Consultant to regularly provide independent advice on the composition of our Market Comparison Group, our compensation plan risk and current trends in executive and director compensation design, including overall levels of compensation, the merits of using particular forms of compensation, the relative weightings of different compensation elements, and the value of particular performance measures on which to base compensation. Within this framework, the Consultant has been instructed to work collaboratively with management, including our

Chairman and CEO, our Vice President and Global Chief Human Resources Officer and her staff to gain an understanding of our business and compensation programs to help the Consultant advise the Compensation Committee.

For each NEO other than the Chairman and Chief Executive Officer, the Compensation Committee consults with and receives the recommendation of the Chairman and CEO, but the Compensation Committee is ultimately responsible for determining whether to accept such recommendations. For the compensation related to the Chairman and CEO, the Compensation Committee meets in executive session and considers the opinion of the Consultant as well as other criteria identified in this Compensation Discussion & Analysis.

Compensation Review Process

The process of making compensation decisions begins with establishing a Market Comparison Group. The composition of this group is assessed annually as this is the foundation of our annual compensation review and is used to help guide the Compensation Committee’s decisions regarding competitive pay levels and design architecture. Traditionally, this group consists of companies that generally operate in the travel and tourism, hospitality, leisure, air transportation and food and beverage industries. The Compensation Committee selects these companies based upon their size (generally one-half to two times our revenues) and industry as well as the operational similarities of their business to our own, even though many of them may not be our direct or indirect competitors. The table below sets forth the companies included in our Market Comparison Group, which was used by the Compensation Committee for making the NEO’s 2010 compensation determinations. There were no changes made to the Market Comparison group for 2010 from the companies used for this purpose in 2009.

Market Comparison Group

Alaska Air Group Inc.	Marriott International Inc.
Brunswick Corp.	MGM Mirage
Cablevision Systems Corp.	SkyWest, Inc.
Carnival Corporation	Southwest Airlines
Darden Restaurants, Inc.	Starbucks Corp.
Expedia Inc.	Starwood Hotels & Resorts Worldwide Inc.
Hertz Global Holdings Inc.	US Airways Group Inc.
IAC/InterActiveCorp	Wendy’s/Arby’s Group, Inc.
Las Vegas Sands Corp.	Wyndham Worldwide Corp

Using the selected Market Comparison Group, the Consultant obtains data on program design and compensation levels from public filings and analyzes and presents such data to the Compensation Committee. The Compensation Committee reviews and evaluates the data and makes recommendations to determine the appropriate compensation programs and levels. In doing so, it carefully considers the comparative performance of the Company, each brand and each NEO. For the Company and each brand, both financial (as determined by operating and net income, earnings before interest, taxes, depreciation and amortization, return on invested capital, total shareholder return and earnings per share) and operational performance (including customer satisfaction and operational efficiencies) are carefully reviewed. For each NEO, the Compensation Committee assesses how the executive contributed to financial and operational performance and his long-term contributions to the Company.

Elements of Compensation Program

Base Salary

The Compensation Committee seeks to pay each NEO a level of fixed compensation that competitively reflects his scope of responsibility relative to his counterparts in the Market Comparison Group. The primary considerations used in setting base salary levels include each NEO’s scope of responsibilities, expertise, experience, tenure, performance and potential to further our business objectives. We generally review salaries early each year and, if appropriate, adjust them to reflect changes in such considerations and to respond to market conditions and competitive pressures.

In February 2010, the Compensation Committee reviewed the base salaries of the NEOs against their respective counterparts in the Market Comparison Group and considered the objectives for this element of compensation and the factors outlined above. Based on such review, and in light of the continuing challenging economic environment, the Compensation Committee decided not to adjust the base salaries of the NEOs, leaving fixed compensation levels unchanged since 2008.

The table below shows each NEO’s base salary for 2009 and 2010.

	Base Salary
Name	2009	2010

Richard D. Fain	$1,000,000	$1,000,000
Brian J. Rice	$575,000	$575,000
Adam M. Goldstein	$700,000	$700,000
Daniel J. Hanrahan	$600,000	$600,000
Harri U. Kulovaara	$470,000	$470,000

Performance Based Annual Incentive

Our 2010 bonus program operated under the Compensation Committee-approved Executive Short-Term Bonus Plan (the “ESTBP”), which is designed to align our performance based annual incentive with Company performance, the external market, best practices, and shareholder interests. In addition, we believe the ESTBP improves our ability to attract, retain, and motivate talented executives by rewarding them for the achievement of short-term goals and, in certain instances, recognizing their individual contributions.

At the beginning of each year, our financial plan for that year, which takes into account our anticipated performance as well as the economic climate, is prepared by management and approved by the Board. Based on this plan, we set pre-established goals for the year that will determine bonus payout levels once our financial performance is evaluated and confirmed following the end of the year.

Bonus Award Components

Under the ESTBP, the performance based annual incentive is tied to three bonus award components: Corporate, Brand (if applicable) and Individual performance (if applicable). The Compensation Committee assigns a specific weight to each of these components based on the executive’s role and ability to influence the outcomes. For 2010, the Individual component of the bonus for Mr. Rice was removed to place a higher emphasis on Corporate performance. Among the NEOs, only Mr. Kulovaara maintains an Individual performance component. In addition, due to the unique nature of Mr. Kulovaara’s role, he is eligible to receive a special performance bonus for overseeing the successful design, construction and delivery of new cruise ships.

	2010 Bonus Award
	Component Weighting
Name	Corporate	Brand		Individual

Richard D. Fain	100%	0%		0%
Brian J. Rice	100%	0%		0%
Adam M. Goldstein	50%	50	%(1)	0%
Daniel J. Hanrahan	50%	50	%(2)	0%
Harri U. Kulovaara	80%	0%		20%

(1)	Royal Caribbean International

(2)	Celebrity Cruises

Bonus Targets

Each year, the Compensation Committee establishes a bonus target for each NEO expressed as a percentage of base salary. In consideration of, among other things, the challenging economic environment, the Compensation

Committee did not make any adjustments to bonus targets for 2010. The following table shows the 2009 and 2010 bonus targets of each NEO.

	2009 Bonus Target	2010 Bonus Target
Name	(% of base salary)	(% of base salary)

Richard D. Fain	190%	190%
Brian J. Rice	100%	100%
Adam M. Goldstein	130%	130%
Daniel J. Hanrahan	125%	125%
Harri U. Kulovaara	65%	65%

Target Performance Levels

In February of each year, the Compensation Committee approves the Corporate and Brand performance targets for the year.

For 2010, both the Corporate and Brand performance targets were based on our return on invested capital (“ROIC”). This reflects a change from 2009, when Corporate performance under the ESTBP was tied to net income and Brand performance was tied to operating income. Our business is very capital intensive and one of our principal operating strategies is to enhance our revenues, manage the efficiency of our operating expenditures and ensure adequate cash and liquidity, with the overall goal of maximizing our ROIC and shareholder value. The Compensation Committee determined that using an ROIC measure as opposed to income measures for purposes of the ESTBP would better align management with this operating strategy and would increase alignment with value creation for shareholders.

For purposes of the ESTBP, ROIC is defined as “Operating Profit” divided by “Invested Capital.”

To calculate “Operating Profit” we use operating income minus tax, adding the earnings (or loss) from our equity investments in which we hold 50% or less of the equity. This gives a more accurate reflection of our performance because the gain or loss on these investments would not otherwise be recognized in operating income but the capital involved in these investments would be included in invested capital. For 2010, the earnings from our equity investments was immaterial.

For purposes of the ESTBP, “Invested Capital” is calculated based on the average of invested capital in the previous five quarters. “Invested Capital” for any quarter is determined by subtracting “Excess Cash” and non-interest bearing current liabilities (“NIBCL”) from total assets as of the end of such quarter. As compared to our total assets, “Excess Cash”, which generally includes cash in excess of the minimum amount necessary to operate our business, was immaterial in 2010.

The resulting definition of ROIC for purposes of 2010 awards under the ESTBP is:

(Operating Income) − (Tax) + (Earnings From Equity Investments)
Recent 5-Quarter Average of [(Total Assets) − (Excess Cash) − (NIBCL)]

The 2010 ROIC Corporate target was determined based on January 2010 earnings guidance. The Compensation Committee also established an ESTBP ROIC plan target for each brand consistent with the approach used to establish the plan target for Corporate performance.

For Corporate and Brand ROIC performance, performance level funding ranges from 0% to 300% at maximum. If results are achieved at target performance, the corresponding funding level is 100%.

For the Individual performance component, performance level funding ranges from 0% to 200% at maximum.

Actual 2010 Performance Levels and Payout

The ESTBP contemplates adjustments to ROIC for certain items which are outside of management’s control in order to better reflect the Company’s core results and to make the evaluation as relevant as possible. Any adjustments are reviewed and approved by the Compensation Committee. For 2010 Corporate and Brand ROIC performance, Operating Profit was increased by $10.4 million in the aggregate to reflect the following events:

•	Similar to previous years, we made retrospective adjustments to operating results to account for fuel price variances from prices used in January 2010 earnings guidance to avoid penalizing or benefiting management for fluctuations in fuel prices; and

•	We made adjustments to offset the impact of the eruption and ash of Mt. Eyjafjallajökull in Iceland, which paralyzed global travel in the second quarter of 2010.

Actual Corporate 2010 ROIC came in 16.4% over target, which yielded a funding level of 214% of the Corporate performance component. For our Royal Caribbean International brand, ROIC performance generated a funding level of 181% for the Brand component of the bonus. For our Celebrity brand, ROIC performance generated a funding level of 110% for the Brand component of the bonus.

The Individual performance component of our ESTBP award is intended to reward managerial decision making, behavioral interaction and overall contribution. Mr. Kulovaara is the only NEO whose annual incentive includes an Individual performance component. In determining the funding level of this component, the Compensation Committee considered the recommendation of Mr. Fain. It also evaluated this recommendation based on its knowledge of the Company and Mr. Kulovaara’s overall contributions to our successful growth and achievement of priority strategic objectives, how he directed his area of responsibility to meet challenges in the market and the results of specific projects he was responsible for during the year. Mr. Kulovaara oversaw the successful design, construction, and delivery of two new ships. Accordingly, the Compensation Committee agreed with Mr. Fain’s recommendation to award Mr. Kulovaara with a funding level of 130% for his Individual performance component.

The following table shows the 2010 performance based annual incentive payout, as a percentage of target for each bonus award component:

	2010 Funding Levels by Component			Total Funding
	(as a % of target)			Level (as a % of
Name	Corporate	Brand	Individual	Target)

Richard D. Fain	214%	n/a	n/a	214%
Brian J. Rice	214%	n/a	n/a	214%
Adam M. Goldstein	214%	181%	n/a	198%
Daniel J. Hanrahan	214%	110%	n/a	162%
Harri U. Kulovaara	214%	n/a	130%	197%

For 2010, the following table shows each NEO’s Target and Actual Bonus award. For Mr. Kulovaara, the ship delivery bonuses (described herein) are not factored into his target, but they are included in the actual performance based annual incentive. The 2010 Actual Bonus awards for all of our NEOs were higher than their 2009 levels, reflecting our strong results and our pay for performance philosophy. Our financial results for 2010 exceeded initial expectations and goals set at the beginning of the year, which we believe was a result of, among other things, effective leadership, increased focus on revenue growth, discipline managing our costs and the solid performance of our brands in the global arena. As mentioned in our compensation objectives, our performance based annual incentive is directly linked to our annual results and, in a contrast to last year where performance levels and payouts were significantly below target, this year the positive results are reflected in our 2010 payouts.

	2010	Actual 2010 Annual Incentive Plan
	Target	Payout by Component			Actual Total	Actual 2009
Name	Payout	Corporate	Brand	Individual	2010 Payout	Payout

Richard D. Fain	$1,900,000	$4,066,000	—	—	$4,066,000	$1,178,000
Brian J. Rice	$575,000	$1,230,500	—	—	$1,230,500	$434,700
Adam M. Goldstein	$910,000	$973,700	$823,550	—	$1,797,250	$532,350
Daniel J. Hanrahan	$750,000	$802,500	$412,500	—	$1,215,000	$723,000
Harri U. Kulovaara	$305,500	$523,016	—	$79,430	$902,446 (1)	$530,958 (1)

(1)	Includes a $300,000 bonus Mr. Kulovaara in each of 2010 and 2009 received in recognition of the successful design, development and delivery of two ships in each year.

The Compensation Committee awarded Mr. Kulovaara a special performance bonus of $300,000 for overseeing the successful design, construction and delivery of two new cruise ships in 2010, the second Oasis-class ship, Allure of the Seas, and the third Solstice-class ship, Celebrity Eclipse.

Long-Term Incentive Awards

Our long-term incentive award program is designed to align executive’s risk and investment decisions with shareholder interests, rewarding the achievement of long-term goals, and to promote stability and corporate loyalty among the executives. For 2010, we did not make changes to the core long-term incentive program as we believe the current program design satisfies these objectives.

In 2010, the Compensation Committee granted long-term incentive awards under the 2008 Equity Incentive Plan (“2008 Equity Plan”). In balancing the Company’s retention objectives with its pay for performance orientation, the Compensation Committee considers the spectrum of potential equity instrument designs, vesting criteria and schedules.

As in previous years, the long-term incentive awards granted to the NEOs were comprised of stock options and restricted stock units (“RSUs”). In making the allocation between the two types of awards, the Compensation Committee considered that, of the two forms of equity awards, RSUs have a relatively greater retentive effect, and stock options have a relatively greater performance incentive impact. The Compensation Committee also considered the dilutive effect of the two awards, which is greater in the case of stock options. After considering the foregoing, the Compensation Committee determined that it would retain the previous year’s allocation with 75% of the award value attributed to RSUs and the remainder to stock options for Messrs. Fain, Rice, Goldstein, and Hanrahan. Mr. Kulovaara’s allocation was again split evenly between RSUs and stock options. The Compensation Committee believes that these allocations are the appropriate balance for meeting its long-term incentive award objectives.

To further promote retention, the stock options and RSUs vest in equal annual installments over a four year period commencing on the first anniversary date of the grant. As the awards are inherently tied to the performance of our common stock, we consider a vesting schedule based on continued service appropriate to meet the desire for both retention and performance incentive.

In determining long-term incentive awards, the Compensation Committee considers the compensation of executives in the Market Comparison Group, a review of other elements of compensation and the NEO’s contribution to the overall results of the Company. As part of this review in 2010, the Compensation Committee considered information from the Consultant that indicated that long-term equity incentives were below those awarded to similarly situated executives in the Market Comparison Group. In light of this and the determination to again freeze base salaries and target cash compensation, the Compensation Committee adjusted the 2010 long-term incentive award values for the NEOs, except for Mr. Fain. Mr. Fain’s long-term incentive value was $3,250,000 in 2010, which is the same as the long-term incentive value in 2008 and the intended long-term incentive value in 2009. In 2009, Mr. Fain did not receive his total intended equity award value due to the 500,000 annual share limitation imposed by the 2008 Equity Plan, which came into play because of the depressed price of our common stock in 2009.

The table below sets forth the 2009 and 2010 equity award values for the NEOs and the allocation of the equity awards between stock options and RSUs as approved by the Compensation Committee.

	Long-Term Incentive Awards
Name	2009 Grant Values		2010 Grant Values	Allocation	% Change

Richard D. Fain	$3,250,000	(1)	$3,250,000	25% stock options; 75% RSUs	0%
Brian J. Rice	$900,000		$950,000	25% stock options; 75% RSUs	5.6%
Adam M. Goldstein	$1,250,000		$1,350,000	25% stock options; 75% RSUs	8.0%
Daniel J. Hanrahan	$950,000		$1,000,000	25% stock options; 75% RSUs	5.3%
Harri U. Kulovaara	$450,000		$450,000	50% stock options; 50% RSUs	0%

(1)	As described above, Mr. Fain’s actual 2009 grant value was $2,861,710 due to reduction in shares awarded necessary to comply with the 500,000 share limitation imposed by our 2008 Equity Plan. Accordingly, the value of the aggregate equity grant received in 2010 was 13.6% higher than 2009, although the long-term incentive value was intended to be the same in both years.

Equity Grant Practices

The Compensation Committee generally grants annual equity awards to Named Executive Officers and other members of management at the first Compensation Committee meeting of the calendar year, usually held in February. All stock options have a ten year term and an exercise price of not less than 100% of the fair market value of the underlying shares on the date of the Compensation Committee’s approval. The 2008 Equity Plan defines fair market value of a share of our common stock as the average of the high and low sale prices of our common stock on the NYSE on the grant date. To determine the number of stock options awarded, the total grant value of the award is multiplied by the stock option allocation and then divided by the Black-Scholes value of a stock option as of the grant date. To determine the number of RSUs awarded, the total grant value is multiplied by the RSU allocation and then divided by the fair market value of our common stock as of the grant date. In any event, the maximum number of shares underlying awards that may be granted to a participant in any calendar year is 500,000 shares. Equity awards may be granted outside of the annual grant cycle in connection with events such as hiring and promotion, although no such awards were granted to the Named Executive Officers in 2010.

Stock Ownership Guidelines

We recognize the importance of aligning our management’s interests with those of our shareholders. As a result, the Board, at the recommendation of the Compensation Committee, has established stock ownership guidelines for all of our officers. Under these guidelines, the NEOs are expected to accumulate, over a three year period commencing from their first equity grant as an officer, Company stock, along with derivative forms of Company equity, such as unvested and vested stock options and restricted stock units, having a fair market value equal to the multiples of their base salaries as shown in the table below.

	2010 Stock Ownership Guidelines
	Stock Ownership	Stock Ownership
	Guideline (as a multiple	Guideline
Name	of base salary)	(as a dollar value)

Richard D. Fain	5 times	$5,000,000
Brian J. Rice	3 times	$1,725,000
Adam M. Goldstein	3 times	$2,100,000
Daniel J. Hanrahan	3 times	$1,800,000
Harri U. Kulovaara	3 times	$1,410,000

As of December 31, 2010, each NEO has exceeded his stock ownership guideline objective shown above.

Other Elements of Compensation

In an effort to offer our employees a competitive remuneration package, we provide them with certain retirement, medical and welfare benefits, including the Royal Caribbean Cruises Ltd. et al. Retirement Plan, a qualified non-contributory profit-sharing retirement plan (the “Retirement Plan”). The NEOs are eligible to participate and/or receive such benefits on a basis commensurate with that of other employees.

Effective January 1, 2009, as a result of the implementation of Section 457A of the U.S. Internal Revenue Code, all of our non qualified deferred compensation plans were amended to not allow for any new contributions and to provide for the distribution of vested amounts deferred under such plan prior to January 1, 2009 on or prior to December 31, 2017. In addition, since January 1, 2009, as a result of Section 457A, in lieu of contributions to the Royal Caribbean Cruises Ltd. Supplemental Executive Retirement Plan (the “SERP”), each NEO receives, on an annual basis, a lump-sum cash payment of the benefits that would have been accrued under the SERP for services in a given year but for a change in tax laws. Amounts paid under the SERP in 2010 are disclosed in the “2010 All Other Compensation Table.”

Prior to the enactment of the new U.S. tax law referred to above, we granted 10,086 shares of our common stock to a trust for Mr. Fain’s benefit on a quarterly basis. These grants were intended to give Mr. Fain a wealth accumulation opportunity commensurate with that of similarly situated executives in other companies, and to more closely link his long-term interests to those of shareholders. To avoid the punitive tax consequences to Mr. Fain under the new U.S. tax law, the Compensation Committee approved an amendment to Mr. Fain’s employment agreement as of January 1, 2009, which provided that all future quarterly distributions of shares of Company stock that were previously required to be paid into the trust be paid instead directly to Mr. Fain and the deferred assets already in the trust be disbursed to Mr. Fain.

We also offer the NEOs certain perquisites, which include: Company paid automobile leases, club membership dues, discounts on Company cruises, annual executive physicals and travel expenses for guests accompanying executives on business travel. Our NEOs also receive life insurance coverage equal to five times their annual base salary.

Severance

We have entered into Employment Agreements (“Agreements”) with each of the NEOs. These Agreements provide for severance benefits in connection with various termination of employment scenarios, which are discussed in this proxy statement under the heading “Employment Agreements.”

We currently do not provide enhanced severance benefits if termination should follow a change-in-control of the Company. However, the Compensation Committee may, in its discretion, accelerate the vesting of long-term incentive awards in connection with a change-in-control and the vesting of long-term incentive awards will occur automatically in the event of a termination within 18 months of a change-in-control.

Impact of Tax and Accounting

Our 2008 Equity Plan complies with the requirements for “qualified performance based compensation” under Section 162(m) of the U.S. Internal Revenue Code.

Our ESTBP does not comply with Section 162(m), as it would require our ESTBP awards to be entirely formulaic and not allow for any discretion in determining individual performance. We believe our ESTBP is closely aligned to Company performance and should also appropriately reward our executives for their individual contributions to the Company’s success. Although our ESTBP is subject to the deduction limitations under Section 162(m), the financial impact of these limitations is immaterial.

Report of the Compensation Committee

The Compensation Committee of the Board of Directors of Royal Caribbean Cruises Ltd. has reviewed and discussed with management the Compensation Discussion and Analysis and, based on such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for 2010 and this proxy statement.

THE COMPENSATION COMMITTEE

Bernt Reitan, Chairman
Bernard W. Aronson
Laura D.B. Laviada
Gert W. Munthe

Executive Compensation Tables

Summary Compensation Table

The following table sets forth information regarding the compensation to our Chairman and Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated executive officers during the fiscal year ended December 31, 2010. We refer to these officers as the named executive officers.

	2010 Summary Compensation Table
						Non-Equity	Change in
						Incentive	Pension Value	All Other
				Stock	Option	Plan	and NQDC	Compensation
Name and Principal Position	Year	Salary	Bonus(1)	Awards(2)	Awards(2)	Compensation	Earnings(3)	(4)(5)	Total

Richard D. Fain	2010	$1,000,000	—	$2,437,501	$812,499	$4,066,000	$126,096	$173,089	$8,615,185
Chairman and	2009	$1,000,000	—	$2,146,284	$715,424	$1,178,000	$203,966	$174,986	$5,418,660
Chief Executive Officer	2008	$1,000,000	—	$2,437,500	$812,497	$1,440,688	$0	$125,879	$5,816,564

Brian J. Rice	2010	$575,000	—	$712,506	$237,497	$1,230,500	$34,900	$93,686	$2,884,089
Executive Vice President	2009	$575,000	—	$674,998	$224,997	$434,700	$53,325	$87,215	$2,050,235
and Chief Financial Officer	2008	$573,173	—	$675,011	$224,995	$402,363	$0	$68,353	$1,943,895

Adam M. Goldstein	2010	$700,000	—	$1,012,489	$337,504	$1,797,250	$65,895	$112,592	$4,025,730
President and CEO,	2009	$700,000	—	$937,497	$312,497	$532,350	$117,083	$103,471	$2,702,898
Royal Caribbean International	2008	$696,346	—	$937,515	$312,503	$1,176,322	$0	$103,379	$3,226,065

Daniel J. Hanrahan	2010	$600,000	—	$749,994	$249,993	$1,215,000	$26,369	$83,530	$2,924,886
President and CEO,	2009	$600,000	—	$712,500	$237,496	$723,000	$57,191	$96,653	$2,426,840
Celebrity Cruises	2008	$596,346	—	$712,511	$237,494	$385,090	$0	$75,435	$2,006,876

Harri U. Kulovaara	2010	$470,000	$300,000	$225,006	$225,002	$602,446	$74,825	$85,418	$1,982,697
Executive Vice President,	2009	$470,000	$300,000	$224,997	$224,997	$230,958	$131,620	$91,242	$1,673,814
Maritime	2008	$468,538	$300,000	$225,004	$224,995	$231,175	$0	$85,094	$1,534,806

(1)	We report annual Executive Incentive Plan and Executive Short-Term Bonus Plan awards in the column titled “Non-Equity Incentive Plan Compensation”. For Mr. Kulovaara, the amount reported in this column reflects his bonus awarded in conjunction with the delivery of two new ships in each of 2008, 2009 and 2010.

(2)	The columns titled “Stock Awards” and “Option Awards” report the fair value of restricted stock unit awards and stock option awards, respectively, at their grant date in 2008, 2009 and 2010 calculated in accordance with the provisions of FASB ASC Topic 718. For the assumptions used in valuing these awards for purposes of computing this expense please see Note 9 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2010.

(3)	Each of the named executive officers currently participates in the Royal Caribbean Cruises Ltd. et al. Retirement Plan. Prior to January 1, 2009, each of the NEOs participated in the Royal Caribbean Cruises Ltd. Supplemental Executive Retirement Plan (the “SERP”) and certain of the NEOs participated in the Royal Caribbean Cruises Ltd. et al. Nonqualified Deferred Compensation Plan. In 2009 and 2010, certain of the NEOs continued to maintain a balance in the SERP and the Deferred Compensation Plan of amounts accrued prior to January 1, 2009. The aggregate above-market earnings on these Named Executive Officers’ holdings in these plans are listed under the column titled “Change in Pension Value and NQDC Earnings”. The above-market portion of earnings is calculated as the total earnings in the plan, less the earnings that would have been achieved under a 4.24% annual growth rate (120% of the applicable federal long-term rate at December 2010).

(4)	Since January 1, 2009, in lieu of contributions to the SERP, each NEO receives, on an annual basis, a lump-sum cash payment of the benefits that would have been accrued under the SERP for services in a given year but for a change in tax laws. These annual lump-sum payments to the NEOs are included in “All Other Compensation” for such year. These amounts are taxable as ordinary income.

(5)	Please see the following table entitled “2010 All Other Compensation” for an itemized disclosure of this element of compensation.

2010 All Other Compensation

The following table provides the breakdown of all other compensation delivered in 2010 to each named executive officer:

	2010 All Other Compensation
	Perquisites		Benefits
				Company
				Contributions
				to Qualified
			Life	Deferred
	Auto	Other	Insurance	Compensation	Benefit
Name	Lease(1)	Perquisites(2)	Policies	Plans(3)	Payouts(4)	Total

Richard D. Fain	$9,155	$8,412	$55,522	$24,500	$75,500	$173,089
Brian J. Rice	$19,914	$8,298	$7,974	$24,500	$33,000	$93,686
Adam M. Goldstein	$18,466	$17,010	$7,116	$24,500	$45,500	$112,592
Daniel J. Hanrahan	$12,974	$1,685	$8,871	$24,500	$35,500	$83,530
Harri U. Kulovaara	$16,694	$4,397	$17,327	$24,500	$22,500	$85,418

(1)	These amounts include payments or allowance for auto lease, maintenance, registration and insurance.

(2)	Other perquisites include membership dues, discounts on Company cruises, executive physicals and travel expenses for spouses accompanying NEOs on business.

(3)	Represent Company contributions to the Royal Caribbean Cruises Ltd. et al. Retirement Plan.

(4)	Represents amounts payable to the NEOs for service in 2010 in lieu of amounts that would have been contributed by the Company to the Royal Caribbean Cruises Ltd. Supplemental Executive Retirement Plan but for the adoption of Section 457A of the Internal Revenue Code effective as of January 1, 2009. These amounts were paid to each NEO in a lump sum in the first quarter of 2011.

Grants of Plan-Based Awards in 2010

The following table provides information for each of the named executive officers regarding the range of awards potentially available for service in 2010 under our Executive Short-Term Bonus Plan and equity awards granted in 2010.

	2010 Grants of Plan-Based Awards
					All Other
					Stock	All Other
					Awards:	Option			Grant Date
					Number	Awards:	Exercise	Closing	Fair Value
					of	Number of	or Base	Stock	of
		Estimated Future Payouts Under			Shares of	Securities	Price of	Price at	Stock and
	Grant	Non-Equity Incentive Plan Awards(1)			Stock or	Underlying	Option	Date of	Option
Name	Date	Threshold	Target	Maximum	Units	Options	Awards(2)	Grant(2)	Awards(3)

Richard D. Fain	2010	—	$1,900,000	$5,700,000	—	—	—	—	—
	2/8/10	—	—	—	96,880	—	—	—	$2,437,501
	2/8/10	—	—	—	—	70,026	$25.16	$25.16	$812,499
Brian J. Rice	2010	—	$575,000	$1,725,000	—	—	—	—	—
	2/8/10	—	—	—	28,319	—	—	—	$712,506
	2/8/10	—	—	—	—	20,469	$25.16	$25.16	$237,497
Adam M. Goldstein	2010	—	$910,000	$2,730,000	—	—	—	—	—
	2/8/10	—	—	—	40,242	—	—	—	$1,012,489
	2/8/10	—	—	—	—	29,088	$25.16	$25.16	$337,504
Daniel J. Hanrahan	2010	—	$750,000	$2,250,000	—	—	—	—	—
	2/8/10	—	—	—	29,809	—	—	—	$749,994
	2/8/10	—	—	—	—	21,546	$25.16	$25.16	$249,993
Harri U. Kulovaara	2010	—	$305,500	$855,400		—	—	—	—
	2/8/10	—	—	—	8,943	—	—	—	225,006
	2/8/10	—	—	—		19,392	$25.16	$25.16	$225,002

(1)	These values represent the threshold, target and maximum payouts under the Executive Short-Term Bonus Plan.

(2)	The stock option exercise price is the average of the high and low stock price on the NYSE on the date of grant. On February 8, 2010, the closing price was the same as the average of the high and low.

(3)	The grant date fair values of the equity awards are calculated in accordance with FASB ASC Topic 718. See Note 9 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2010, regarding assumptions underlying the valuation of these awards.

Employment Agreements

We have an employment agreement with Mr. Fain dated as of July 25, 2007 and amended as of December 19, 2008. We also have employment agreements with Messrs. Rice, Goldstein, and Kulovaara dated as of July 25, 2007. Our subsidiary, Celebrity Cruises Inc., has an employment agreement with Mr. Hanrahan dated as of July 25, 2007. These agreements are intended to enhance the retention and motivation of these key employees, ensure compliance with Section 409A of the U.S. Internal Revenue Code and include provisions protecting the Company such as non-competition and non-solicitation clauses. The terms of the employment agreements are summarized below and apply uniformly to all of our NEOs, except that Mr. Hanrahan’s employment agreement differs from that of the other NEOs by establishing Celebrity Cruises rather than Royal Caribbean Cruises Ltd. as his employer. In addition, under our employment agreement with Mr. Fain, we have agreed to make quarterly distributions to Mr. Fain, in the amount of 10,086 shares of common stock per quarter, until the earlier of the termination of Mr. Fain’s employment or June 2014.

Pursuant to each employment agreement, each NEO is entitled to receive an annual base salary which may be increased, but not decreased, at any time during the term at our sole discretion. Each NEO is also eligible to participate in and receive awards, in our discretion, pursuant to any cash incentive compensation programs and any equity or long-term incentive plans on terms available to similarly situated executives of the Company.

Each NEO’s employment can be terminated by us or by them at any time. If we terminate a NEO’s employment without “cause” or if the NEO resigns for “good reason” (as both terms are defined in the employment agreement), he is entitled to (i) continued receipt of his then current base salary for the two year period commencing on the date of termination, (ii) receipt of the “target” bonus he would have been entitled to receive in each year during the two year period commencing on the date of termination under the annual Executive Short-Term Bonus Plan, (iii) continued payment of health and medical benefits for a period of two years commencing on the date of termination, or until such time that he commences employment with a new employer, whichever occurs first and (iv) payment of reasonable professional search fees relating to outplacement. At our sole discretion, each NEO is also eligible to receive a one time lump-sum termination bonus to be paid two years after the date of termination in an amount not to exceed 50% of his base salary as of the date of termination. All of these payments are conditioned on the NEO completing a general release of claims for the benefit of the Company.

If the NEO’s employment is terminated as a result of the NEO’s death or disability, he, or his legal representative, is entitled to, within 60 days of the NEO’s death or disability (i) payment in a lump sum of compensation equal to two times his base salary in effect at the time of termination of employment; (ii) payment of the “target” bonus he would have been entitled to receive in each year during the two year period commencing on the date of termination under the annual Executive Short-Term Bonus Plan, and (iii) any death or disability benefit, as applicable, provided in accordance with the terms of the Company’s employee benefit plans then in effect. If the NEO’s employment is terminated for cause, we have no obligation to provide severance payments, except for certain amounts that were earned and unpaid as of the date of termination or as required by law.

Any outstanding equity grants held by the NEO at the time of termination will be treated in the manner provided for in each equity grant. Please see further information regarding treatment of equity grants under the heading “Payment Upon Termination of Employment.”

Each NEO has agreed not to compete with the Company or its affiliates during the term of employment and for two years following termination of employment and to refrain from (i) employing the Company’s or its affiliates’ employees during this period or (ii) soliciting employees, consultants, lenders, suppliers or customers from discontinuing, modifying or reducing the extent of their relationship with the Company during such period. During the term of the Agreements and subsequent to other terminations, the NEOs agree not to disclose or use any confidential information.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table provides information on the current holdings of stock options and RSUs by the named executive officers at December 31, 2010.

	Outstanding Equity Awards at 2010 Fiscal Year-End
	Option Awards					Stock Awards
								Market
	Number	Number						Value
	of	of				Number of		of Shares
	Securities	Securities				Shares or		or Units
	Underlying	Underlying				Units of		of Stock
	Unexercised	Unexercised		Option	Option	Stock Held		Held That
	Options–	Options–		Exercise	Expiration	That Have		Have Not
Name	Exercisable	Unexercisable		Price	Date	Not Vested		Yet Vested(1)

Richard D. Fain	3,000	—		$9.90	10/12/11
	23,566	—		$40.06	3/17/14
	14,606	—		$47.93	2/10/15
	28,269	—		$44.41	2/6/16
	39,186	13,061	(2)	$45.30	2/1/17
	40,794	40,793	(3)	$38.31	2/11/18
	51,143	153,429	(4)	$7.27	2/10/19
	—	70,026	(5)	$25.16	2/8/20
						502,854	(6)	$23,634,138
Brian J. Rice	11,783	—		$40.06	3/17/14
	7,303	—		$47.93	2/10/15
	8,834	—		$44.41	2/6/16
	9,975	3,324	(2)	$45.30	2/1/17
	11,297	11,296	(3)	$38.31	2/11/18
	—	48,252	(4)	$7.27	2/10/19
	—	20,469	(5)	$25.16	2/8/20
						109,709	(7)	$5,156,323
Adam M. Goldstein	7,855	—		$40.06	3/17/14
	4,869	—		$47.93	2/10/15
	10,601	—		$44.41	2/6/16
	14,250	4,749	(2)	$45.30	2/1/17
	15,690	15,690	(3)	$38.31	2/11/18
	—	67,017	(4)	$7.27	2/10/19
	—	29,088	(5)	$25.16	2/8/20
						153,400	(8)	$7,209,800
Daniel J. Hanrahan	10,801	—		$40.06	3/17/14
	6,694	—		$47.93	2/10/15
	8,834	—		$44.41	2/6/16
	10,687	3,562	(2)	$45.30	2/1/17
	11,924	11,924	(3)	$38.31	2/11/18
	—	50,933	(4)	$7.27	2/10/19
	—	21,546	(5)	$25.16	2/8/20
						115,767	(9)	$5,441,049
Harri U. Kulovaara	9,819	—		$40.06	3/17/14
	6,086	—		$47.93	2/10/15
	10,601	—		$44.41	2/6/16
	11,400	3,799	(2)	$45.30	2/1/17
	11,297	11,296	(3)	$38.31	2/11/18
	—	48,252	(4)	$7.27	2/10/19
	—	19,392	(5)	$25.16	2/8/20
						36,209	(10)	$1,701,823

(1)	The market value of unvested stock awards is calculated as of December 31, 2010, as the number of shares underlying outstanding unvested restricted stock units multiplied by the year end closing stock price of $47.00.

(2)	Unvested portion of option vests in one remaining installment on February 1, 2011.

(3)	Unvested portion of option vests in two remaining equal installments on February 11, 2011 and February 11, 2012.

(4)	Unvested portion of option vests in three remaining equal installments on February 10, 2011, February 10, 2012 and February 10, 2013.

(5)	Option vests in four equal installments on February 8, 2011, February 8, 2012, February 8, 2013 and February 8, 2014.

(6)	Includes (i) 11,383 restricted stock units scheduled to vest in one remaining installment on February 1, 2011, (ii) 31,816 restricted stock units scheduled to vest in two remaining equal installments on February 11, 2011 and February 11, 2012, (iii) 221,571 restricted stock units scheduled to vest in three remaining equal installments on February 10, 2011, February 10, 2012 and February 10, 2013, (iv) 96,880 restricted stock units scheduled to vest in four equal installments on February 8, 2011, February 8, 2012, February 8, 2013 and February 8, 2014 and (v) 141,204 shares issuable in quarterly installments of 10,086 shares between January 1, 2011 and June 30, 2014 in accordance with the terms of Mr. Fain’s employment agreement.

(7)	Includes (i) 2,897 restricted stock units scheduled to vest in one remaining installment on February 1, 2011, (ii) 8,810 restricted stock units scheduled to vest in two remaining equal installments on February 11, 2011 and February 11, 2012, (iii) 69,683 restricted stock units scheduled to vest in three remaining equal installments on February 10, 2011, February 10, 2012 and February 10, 2013 and (iv) 28,319 restricted stock units scheduled to vest in four equal installments on February 8, 2011, February 8, 2012, February 8, 2013 and February 8, 2014.

(8)	Includes (i) 4,139 restricted stock units scheduled to vest in one remaining installment on February 1, 2011, (ii) 12,237 restricted stock units scheduled to vest in two remaining equal installments on February 11, 2011 and February 11, 2012, (iii) 96,782 restricted stock units scheduled to vest in three remaining equal installments on February 10, 2011, February 10, 2012 and February 10, 2013 and (iv) 40,242 restricted stock units scheduled to vest in four equal installments on February 8, 2011, February 8, 2012, February 8, 2013 and February 8, 2014.

(9)	Includes (i) 3,104 restricted stock units scheduled to vest in one remaining installment on February 1, 2011, (ii) 9,300 restricted stock units scheduled to vest in two remaining equal installments on February 11, 2011 and February 11, 2012, (iii) 73,554 restricted stock units scheduled to vest in three remaining equal installments on February 10, 2011, February 10, 2012 and February 10, 2013 and (iv) 29,809 restricted stock units scheduled to vest in four equal installments on February 8, 2011, February 8, 2012, February 8, 2013 and February 8, 2014.

(10)	Includes (i) 1,103 restricted stock units scheduled to vest in one remaining installment on February 1, 2011, (ii) 2,936 restricted stock units scheduled to vest in two remaining equal installments on February 11, 2011 and February 11, 2012, (iii) 23,227 restricted stock units scheduled to vest in three remaining equal installments on February 10, 2011, February 10, 2012 and February 10, 2013 and (iv) 8,943 restricted stock units scheduled to vest in four equal installments on February 8, 2011, February 8, 2012, February 8, 2013 and February 8, 2014.

Option Exercises and Stock Vested in 2010

The following table provides information for the named executive officers on stock option exercises and the RSU vestings, including the number of shares acquired upon exercise or vesting and the value realized, before payment of any applicable withholding tax and broker commissions.

	Option Exercises and Stock Vested in 2010
	Option Awards		Stock Awards
	Number of Shares Acquired	Value Realized	Number of Shares Acquired	Value Realized
Name	on Exercise	on Exercise	on Vesting	on Vesting

Richard D. Fain	297,000	$6,191,678	148,249 (1)	$4,109,071
Brian J. Rice	16,085	$310,199	32,643	$829,652
Adam M. Goldstein	42,340	$1,063,861	45,052	$1,145,397
Daniel J. Hanrahan	16,978	$551,795	34,385	$874,044
Harri U. Kulovaara	26,085	$786,151	11,160	$283,686

(1)	This includes 40,344 shares that were issued in 2010 to Mr. Fain in accordance with his employment agreement as described herein.

Nonqualified Deferred Compensation and Nonqualified Defined Contribution Retirement Plan

	2010 Nonqualified Deferred Compensation and Nonqualified Defined Contribution Retirement Plans
			Registrant	Aggregate
		Executive	Contributions	Earnings
		Contribution	in Last	in Last	Aggregate	Aggregate
		in Last	Fiscal	Fiscal	Withdrawals/	Balance at
Name	Plan Name	Fiscal Year	Year	Year	Distributions	Last FYE

Richard D. Fain	Royal Caribbean Cruises Ltd. Supplemental Executive Retirement Plan	—	—	$44,949	—	$346,136

Brian J. Rice	Royal Caribbean Cruises Ltd. Supplemental Executive Retirement Plan	—	—	$0	—	$0

Adam M. Goldstein	Royal Caribbean Cruises Ltd. Supplemental Executive Retirement Plan	—	—	$0	—	$0

Daniel J. Hanrahan	Royal Caribbean Cruises Ltd. Supplemental Executive Retirement Plan	—	—	$0	—	$0

Harri U. Kulovaara	Royal Caribbean Cruises Ltd. Supplemental Executive Retirement Plan	—	—	$33,250	—	$256,044
	Royal Caribbean Cruises Ltd. et al. Nonqualified Deferred Compensation Plan	—	—	$16,810	—	$166,932

Royal Caribbean Cruises Ltd. Supplemental Executive Retirement Plan (the “SERP”).  The SERP was originally established as a nonqualified (unfunded), non-contributory plan established for a select group of executives or highly compensated employees subject to Internal Revenue Code limitations on the benefits they are able to accrue under the Royal Caribbean Cruises Ltd. et al. Retirement Plan, our qualified non-contributory profit-sharing retirement plan (the “Retirement Plan”). This “Top Hat” plan was designed to provide the participants with the benefits lost under the Retirement Plan because of the application of Section 401(a)(17) of the Internal Revenue Code, using the same contribution percent and vesting service as under the Retirement Plan. For 2010, based upon his years of service to the Company and but for the Section 401(a)(17) limitations, each NEO would have been entitled to a company contribution to the Retirement Plan in an amount equal to 10% of his base salary. Accordingly, as originally designed, the Company contribution to the SERP for each NEO during 2010 would have equaled the difference between 10% of his 2010 base salary and $24,500, which is 10% of the maximum compensation limit under the Retirement Plan for 2010. Following changes in U.S. tax laws affecting nonqualified deferred compensation plans for certain companies, including the Company, effective January 1, 2009, payment of amounts that would have been contributed to the SERP for each executive for services in a given year are made directly to the participant in the first quarter of the following year. These payments to the NEOs for 2010 are disclosed in the “2010 All Other Compensation Table.” The amounts reflected in the “2010 Nonqualified Deferred Compensation and Nonqualified Defined Contribution Retirement Plans” for the SERP reflect amounts accrued prior to January 1, 2009 but not yet distributed. These amounts must be distributed to participants, based upon their previously made election, on or before December 31, 2017.

Royal Caribbean Cruises Ltd. et al. Nonqualified Deferred Compensation Plan (the “NQDCP”).  The NQDCP is a nonqualified voluntary deferred compensation plan that allowed for a select group of executives or highly compensated employees to defer up to 20% of their annual base salary. Additionally, the participants had the option to defer a portion of their performance based annual incentive award provided the deferral was made in advance in accordance with IRS requirements. If the Company became insolvent, the assets in the NQDCP would be held for the benefit of the Company’s general creditors. Following changes in U.S. tax laws affecting nonqualified deferred compensation plans for certain companies, including the Company, effective January 1, 2009, the NQDCP was amended to prohibit participants from deferring compensation under such plan and to provide that all amounts deferred under the plan prior to January 1, 2009 be distributed to the participants on or before December 31, 2017.

Payments Upon Termination of Employment

The following table represents payments and benefits to which the named executive officers would be entitled upon termination of their employment in accordance with their employment agreements. Termination of employment is assumed to occur, for purposes of this table, on December 31, 2010. The table does not include amounts a named executive officer would be entitled to without regard to the circumstances of termination, such as vested equity awards or accrued retirement benefits (if retirement eligible) and deferred compensation. Please see the “Outstanding Equity Awards at 2010 Fiscal Year End” and “2010 Nonqualified Deferred Compensation and Defined Contribution Retirement Plans” tables for more information. In most cases, the named executive officers’ entitlements upon termination of employment are governed by their employment agreement with the Company. These arrangements are described under the heading “Employment Agreements.” In addition, the treatment of outstanding equity awards, which are unvested as the time of termination, are treated in accordance with the agreement and plan applicable for the particular award, as described below. We do not provide any cash payments in the event of a change in control absent an employment termination nor do we, increase the amount of cash severance that would be due to a NEO in the event of his termination of employment in connection with a change in control.

	2010 Payments Upon Termination of Employment
		Termination Type
				Termination
				w/o Cause or	Involuntary	“Change
		Voluntary	Death or	for Good	Termination	of Control
Name	Benefit	Quit	Disability	Reason	for Cause	Termination”	Retirement

Richard D. Fain	Severance Payment	—	$2,000,000	$2,000,000	—	$2,000,000	—
	Settlement of Outstanding Annual Bonus Award	—	$3,800,000	$3,800,000	—	$3,800,000	—
	Settlement of Outstanding LTIP Equity Awards
	(Stock Options)	—	$8,002,833	—	—	$8,002,833	—
	Settlement of Outstanding LTIP Equity Awards
	(Restricted Stock Units)	—	$16,997,550	—	—	$16,997,550	—
	Medical and Dental Benefits Continuation	—	—	$15,748	—	$15,748	—
	Outplacement Services	—	—	$25,000	—	$25,000	—

	Total	$0	$30,800,383	$5,840,748	$0	$30,841,131	$0

Brian J. Rice	Severance Payment	—	$1,150,000	$1,150,000	—	$1,150,000	—
	Settlement of Outstanding Annual Bonus Award	—	$1,150,000	$1,150,000	—	$1,150,000	—
	Settlement of Outstanding LTIP Equity Awards (Stock Options)	—	$2,468,222	—	—	$2,468,222	—
	Settlement of Outstanding LTIP Equity Awards (Restricted Stock Units)	—	$5,156,323	—	—	$5,156,323	—
	Medical and Dental Benefits Continuation	—	—	$20,394	—	$20,394	—
	Outplacement Services	—	—	$25,000	—	$25,000	—

	Total	$0	$9,924,545	$2,345,394	$0	$9,969,939	$0

Adam M. Goldstein	Severance Payment	—	$1,400,000	$1,400,000	—	$1,400,000	—
	Settlement of Outstanding Annual Bonus Award	—	$1,820,000	$1,820,000	—	$1,820,000	—
	Settlement of Outstanding LTIP Equity Awards
	(Stock Options)	—	$3,442,724	—	—	$3,442,724	—
	Settlement of Outstanding LTIP Equity Awards
	(Restricted Stock Units)	—	$7,209,800	—	—	$7,209,800	—
	Medical and Dental Benefits Continuation	—	—	$20,394	—	$20,394	—
	Outplacement Services	—	—	$25,000	—	$25,000	—

	Total	$0	$13,872,524	$3,265,394	$0	$13,917,918	$0

Daniel J. Hanrahan	Severance Payment	—	$1,200,000	$1,200,000	—	$1,200,000	—
	Settlement of Outstanding Annual Bonus Award	—	$1,500,000	$1,500,000	—	$1,500,000	—
	Settlement of Outstanding LTIP Equity Awards (Stock Options)	—	$2,604,140	—	—	$2,604,140	—
	Settlement of Outstanding LTIP Equity Awards (Restricted Stock Units)	—	$5,441,049	—	—	$5,441,049	—
	Medical and Dental Benefits Continuation	—	—	$15,518	—	$15,518	—
	Outplacement Services	—	—	$25,000	—	$25,000	—

	Total	$0	$10,745,189	$2,740,518	$0	$10,785,707	$0

Harri U. Kulovaara	Severance Payment	—	$940,000	$940,000	—	$940,000	—
	Settlement of Outstanding Annual Bonus Award	—	$611,000	$611,000	—	$611,000	—
	Settlement of Outstanding LTIP Equity Awards
	(Stock Options)	—	$2,445,511	—	—	$2,445,511	—
	Settlement of Outstanding LTIP Equity Awards
	(Restricted Stock Units)	—	$1,701,823	—	—	$1,701,823	—
	Medical and Dental Benefits Continuation	—	—	$14,994	—	$14,994	—
	Outplacement Services	—	—	$25,000	—	$25,000	—

	Total	$0	$5,698,334	$1,590,994	$0	$5,738,328	$0

With respect to the treatment of outstanding equity awards, generally, for each NEO, unvested stock options and restricted stock units will vest and be exercisable, or settled, as applicable, in the event of the executive’s death or disability, as well as in the event of termination of the executive’s employment by the Company without “cause” or by the executive for “good reason” within 18 months of a “change in control” (as such terms are defined in the applicable equity incentive plan).

Compensation Risk

In order to assess the risk inherent in the design of our compensation plans, policies and programs, management undertook a comprehensive inventory of all plans and programs in 2010. At the request of the Compensation Committee, the Consultant provided management with a screening methodology by which each plan and program was then reviewed for risk features. Management and the Consultant facilitated the review and presented the findings to the Compensation Committee. Based on this review, management and the Compensation Committee believe that the nature of our business, and the material risks we face, are such that the compensation plans, policies and programs we have put in place are not reasonably likely to give rise to risks that would have a material adverse effect on our business. We believe our compensation programs and decisions include qualitative factors which restrain the influence that an overly formulaic approach may have on excessive risk-taking by management.

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a advisory basis, the compensation of our named executives officers.

As described in detail under the heading “Compensation Discussion and Analysis,” we believe that executive compensation should be linked with our performance and, to this end, our executive compensation programs are designed to, among other things, reward our named executive officers for their contribution to the achievement of short-term and long-term strategic and operational goals and to align executive compensation and shareholder interests through performance and equity-based plans. Shareholders are urged to read the Compensation Discussion and Analysis, which discusses in detail how our compensation policies and procedures implement our compensation philosophy.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our named executive officers. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of shareholders.

Accordingly, we ask our shareholders to vote on the following resolution:

RESOLVED, that the shareholders of the Company approve, on an advisory basis, the overall compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosures set forth in the proxy statement for this Annual Meeting.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3 — ADVISORY VOTE ON FREQUENCY OF VOTES
ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires us to submit a non-binding, advisory resolution to shareholders at least once every six years to determine shareholder preference as to whether advisory votes on the compensation of our named executive officers should be held every one, two or three years.

In satisfaction of this requirement, shareholders are being asked to vote to indicate their preference as to whether an advisory resolution with respect to the compensation of our named executive officers (referred to below as the “advisory vote on executive compensation”) should be presented every one, two or three years. In voting on this proposal, you should mark your proxy for one, two or three years based on your preference as to the frequency with which an advisory vote on executive compensation should be held. If you have no preference, you should mark that you abstain. Please note that when casting a vote on this proposal, you will not be voting to approve or disapprove the Board’s recommendation.

The optimal frequency of vote necessarily turns on a judgment about the relative benefits and burdens of each of the options. There have been diverging views expressed on this question and the Board believes there is a reasonable basis for each of the options.

Although this vote is also advisory and not binding on the Board or the Company, the Board intends to adopt the frequency selection that receives the highest number of votes cast by shareholders.

Board Recommendation

Our Board has determined that an advisory vote on executive compensation that occurs once every three years is the most appropriate alternative for the Company and, accordingly, our Board recommends that you vote for a three-year interval for future advisory votes on executive compensation. In determining to recommend that the shareholders select a frequency of once every three years, the Board considered how an advisory vote at such frequency will permit us to thoughtfully consider and evaluate the results of an advisory vote, discuss the implications of the vote with shareholders to the extent needed, develop and implement any desired changes and provide both us and our shareholders with sufficient time to evaluate the effectiveness of such changes. In this regard, because the advisory vote on executive compensation occurs after we have already implemented our executive compensation programs for the current year, and because the different elements of compensation are designed to operate in an integrated manner and to complement one another, we expect that in certain cases it may not be appropriate or feasible to fully address and respond to any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of shareholders.

The Board believes a three-year interval also permits evaluation of our compensation program, objectives and practices, which include a significant long-term component, in the context of our long-term business results for such period, while avoiding overemphasis on fluctuations in our operating results that may occur over a shorter period of time.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE OPTION OF ONCE EVERY “THREE YEARS” AS THE FREQUENCY WITH WHICH SHAREHOLDERS ARE PROVIDED WITH AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL 4 — RATIFICATION OF PRINCIPAL INDEPENDENT AUDITOR

The Audit Committee has appointed PricewaterhouseCoopers LLP as our principal independent auditor for the fiscal year ending December 31, 2011. PricewaterhouseCoopers LLP has served us in this capacity for over 20 years. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting to respond to questions from the shareholders and to make a statement if the representative desires to do so.

Although ratification by the shareholders of the appointment of our principal independent auditor is not legally required, the Board believes that such action is desirable. If the shareholders do not approve this proposal, the Audit Committee will consider selecting another independent registered public accounting firm for fiscal year 2011 and future fiscal years.

Aggregate fees for professional services rendered by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2010 and 2009 were:

	2010	2009

Audit fees	$2,100,410	$1,880,562
Audit-related fees	77,079	87,965
Tax fees	95,042	51,275
All other fees	119,348	9,070

Total	$2,391,879	$2,028,872

Pursuant to the terms of its charter, the Audit Committee approves all audit and audit-related engagement fees and terms and all non-audit engagements with the principal independent auditor. The Chairman of the Audit Committee also has the authority to approve any non-audit engagements with the independent registered public accounting firm but must report any such approvals to the Audit Committee at its next meeting. Our Audit Committee was not called upon in the fiscal years ended December 31, 2010 or 2009 to approve, after the fact, any non-audit, review or attest services pursuant to the pre-approval waiver provisions of the auditor independence rules of the SEC and the Audit Committee charter.

The audit fees for the fiscal years ended December 31, 2010 and 2009 were for professional services rendered for the integrated audits of the Company’s consolidated financial statements and system of internal control over financial reporting, quarterly reviews, statutory audits required by foreign jurisdictions, comfort letters, consents, and review of documents filed with the SEC. The audit fees for the fiscal year ended December 31, 2009 reflect an adjustment of $131,047 of additional audit fees that were paid in 2010.

The audit-related fees for the fiscal years ended December 31, 2010 and 2009 were primarily for the audits of employee benefit plans and other attest services.

Tax fees for the fiscal year ended December 31, 2010 and 2009 were for services performed in connection with international tax compliance and transfer pricing services.

All other fees for the fiscal year ended December 31, 2010 and 2009 were for other advisory services and subscription fees for accounting and auditing research software.

The Audit Committee has considered and determined that the services provided by PricewaterhouseCoopers LLP are compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR PRINCIPAL INDEPENDENT AUDITOR FOR THE 2011 FISCAL YEAR.

REPORT OF THE AUDIT COMMITTEE

In accordance with its charter, the Audit Committee of Royal Caribbean Cruises Ltd. (the “Company”) is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities for the integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the Company’s principal independent auditor’s qualifications and independence; and the performance of the Company’s internal audit function and principal independent auditor.

It is the responsibility of the Company’s management to prepare the Company’s financial statements and to develop and maintain adequate systems of internal controls over financial reporting. The internal auditors’ responsibility is to review and, when appropriate, audit the internal controls over financial reporting. The Company’s principal independent auditor has the responsibility to express an opinion on the financial statements and internal controls over financial reporting based on an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board.

The Audit Committee has reviewed and discussed the audited financial statements contained in the 2010 Annual Report on Form 10-K and the Company’s internal controls over financial reporting with the Company’s management and its principal independent auditor. The Audit Committee has discussed with the principal independent auditor the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from the principal independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the principal independent auditor’s communications with the audit committee concerning independence, and has discussed with the principal independent auditor their independence. The Audit Committee has also considered whether the provision of non-audit services is compatible with maintaining the independence of the principal independent auditor.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

William L. Kimsey, Chairman
Morten Arntzen
Gert W. Munthe
Bernt Reitan

PROPOSAL 5 — SHAREHOLDER PROPOSAL

Robert L. Kurte and Harold Kurte, 2701 Edgewater Court, Weston, Florida 33332-3403, shareholders of 1,000 shares of Royal Caribbean common stock, have advised us that they intend to present a proposal at this year’s annual meeting. In accordance with applicable proxy regulations, the proposal, for which the Board and the Company accept no responsibility, is set forth below.

RESOLVED, that the shareholders of Royal Caribbean Cruises, Ltd. hereby request that the company in compliance with applicable law take the steps necessary to allow shareholders to vote on an advisory resolution, prepared by management to ratify the compensation of the non-executive members of the Board of Directors as disclosed in the proxy statement.

If adopted, the advisory resolution for Say-on-Pay of the non-executive members of the Board of Directors shall take place with the same frequency as the Say-on-Pay vote for the compensation of named-executive officers as specified by the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Shareholder Supporting Statement

In the Third Quarter 2010 issue of Corporate Board Member magazine, Bruce R. Ellig author of what is regarded as the pay-industry bible; The Complete Guide to Executive Compensation offered his opinion on who should approve director pay.

“Shareholders — but they don’t. Instead, boards typically approve their own compensation, possibly after an analysis by an outside consultant that the board itself paid for. Doesn’t this seem strange? The CEO doesn’t approve his pay package, nor does anyone else in the company. Why should the board members?”

“They shouldn’t, of course. Shareholders should be asked to approve the package of director retainers, annual incentives, and stock awards, along with the formulas used to calculate them. This kind of transparency, the same that’s demanded by advocates of a say on pay for executive comp, should include a narrative in the proxy describing how the board put together its compensation figures.”

We whole-heartedly concur with Mr. Ellig’s views on the subject of Say-on-Pay for directors and urge our fellow shareholders to vote in favor of our proposal.

* * * * * * *

Board of Directors’ Response

The Board unanimously opposes the shareholder proposal as the Board does not believe that the proposal is in the best interests of the Company or its shareholders.

An advisory vote on director compensation is both unprecedented and unnecessary. We believe we have an effective process in place for determining the appropriate level of director compensation and for ensuring that our director compensation practices comport with the highest corporate governance standards (please see the section headed “Director Compensation”). Congress had the opportunity to include director compensation within the parameters of the “say-on-pay” rules and declined to do so.

We strive to be fully transparent in our disclosure of our director compensation programs and processes and to provide all information regarding our compensation programs that is useful to shareholders. Shareholders with concerns regarding our director compensation program are welcome to bring their specific concerns to the attention of the Board. Please refer to “Contacting Members of the Board of Directors” in this proxy statement for information about communicating with the Board.

Against this background, the Board considers this proposal to be unnecessary and ill-advised and recommends a no vote.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THE SHAREHOLDER PROPOSAL

PROPOSALS OF SHAREHOLDERS FOR NEXT YEAR

Proposals of shareholders intended to be considered for inclusion in our proxy statement for our 2012 Annual Meeting of Shareholders must be received by our Corporate Secretary no later than December 15, 2011 at our executive offices: 1050 Caribbean Way, Miami, Florida 33132. Such proposals will need to comply with SEC regulations regarding the inclusion of shareholder proposals in company sponsored proxy statements. Any proposals for consideration at our next Annual Meeting of Shareholders, but not included in our proxy statement, must be received by the Corporate Secretary of the Company no later than January 24, 2012.

SOLICITATION OF PROXIES

This proxy statement is furnished in connection with the solicitation of proxies by the Company on behalf of the Board. We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that a number of our employees will solicit shareholders for the same type of proxy, personally and by telephone or other electronic means. None of these employees will receive any additional or special compensation for assisting us in soliciting proxies. Georgeson Inc. has been retained to assist in soliciting proxies at a fee of approximately $10,000, plus distribution costs and other expenses. We will, on request, reimburse banks, brokerage firms and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners of our common stock and obtaining their voting instructions.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

Under the SEC rules, delivery of one proxy statement and annual report to two or more investors sharing the same mailing address is permitted, under certain conditions. This procedure, called “householding”, applies to you if all of the following criteria are met:

(1)  You have the same address as other security holders registered on our books;

(2)  You have the same last name as the other security holders; and

(3)  Your address is a residential address or post office box.

If you meet this criteria, you are eligible for householding and the following terms apply. If you are not eligible, please disregard this notice.

For Registered Shareholders

Only one proxy statement and annual report will be delivered to the shared mailing address. You will, however, still receive separate mailings of important and personal information, as well as a separate proxy card.

What do I need to do to receive just one set of annual disclosure materials?

You do not have to do anything. Unless Broadridge is notified otherwise within 60 days of the mailing of this notice, your consent is implied and only one set of materials will be sent to your household. This consent is considered perpetual, which means you will continue to receive a single proxy statement/annual report in the future unless you notify us otherwise.

What if I want to receive multiple sets of materials?

If you would like to receive multiple sets of materials, call or write Broadridge at 800-542-1061 or 51 Mercedes Way, Edgewood, NY 11717. A separate set of materials will be sent to you promptly.

What if I consent to have one set of materials mailed now, but change my mind later?

Call or write Broadridge to turn off the householding instructions for yourself. You will then be sent a separate proxy statement and annual report within 30 days of receipt of your instruction.

The reason I receive multiple sets of materials is because some of the stock belongs to my children. What happens when they move out and no longer live in my household?

When there is an address change for one of the members of the household, materials will be sent directly to the shareholder at his or her new address.

ANNUAL REPORT ON FORM 10-K

WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, UPON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF OUR ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE SEC FOR OUR MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO INVESTOR RELATIONS, ROYAL CARIBBEAN CRUISES LTD., 1050 CARIBBEAN WAY, MIAMI, FLORIDA 33132.

Vote 24 Hours a Day, 7 Days a Week by Internet, Telephone or Mail. VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or ROYAL CARIBBEAN CRUISES LTD. meeting date. Have your proxy card in hand when you access the web site and 1050 CARIBBEAN WAY follow the instructions to obtain your records and to create an electronic voting MIAMI, FL 33132-2096 instruction form. ATTN: INVESTOR RELATIONS ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M35101-P08209 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY ROYAL CARIBBEAN CRUISES LTD. The Board of Directors recommends you vote FOR the following proposals: 1. Election of Directors For Against Abstain 1a. Laura D.B. Laviada 0 0 0 1b. Eyal Ofer 0 0 0 1c. William K. Reilly 0 0 0 1d. A. Alexander Wilhelmsen 0 0 0 For Against Abstain 2. Advisory approval of the Company’s executive compensation. 0 0 0 The Board of Directors recommends you vote 3 YEARS on the following proposal: 1 Year 2 Years 3 Years Abstain 3. Advisory vote regarding the frequency of advisory votes on the Company’s executive compensation. 00 0 0 The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 4. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2011. 0 0 0 The Board of Directors recommends you vote AGAINST the following proposal: 5. The shareholder proposal set forth in the accompanying proxy statement. 0 0 0 NOTE: THE SHARES COVERED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATIONS ARE MADE THE PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2, FOR “THREE YEARS” ON PROPOSAL 3, “FOR” PROPOSAL 4 AND “AGAINST” THE SHAREHOLDER PROPOSAL. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting and Proxy Statement and Annual Report are available at www.proxyvote.com. M35102-P08209
ROYAL CARIBBEAN CRUISES LTD. PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 24, 2011 The undersigned hereby appoints Richard D. Fain and Brian J. Rice, and each of them, as the undersigned’s attorneys and agents, with full power of substitution, to vote as Proxy for the undersigned, as herein stated, at the annual meeting of shareholders of Royal Caribbean Cruises Ltd. to be held at the JW Marriott Hotel, 1109 Brickell Avenue, Miami, Florida on Tuesday, May 24, 2011 at 9:00 A.M., EDT, and at any adjournment or postponement thereof, according to the number of votes the undersigned would be entitled to vote if personally present, on the proposals set forth on the reverse side and in accordance with their discretion on any other matters that may properly come before the meeting or any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated April 13, 2011 and the Annual Report to Shareholders for 2010. Continued and to be signed on reverse side